Exhibit 2.1

EXECUTION COPY

CODNFIDENTIAL TREATMENT REQUESTED

SECURITIES PURCHASE AGREEMENT

AMONG

BOINGO WIRELESS, INC. AND

CARDINAL GROWTH, L.P.,

CARDINAL-CONCOURSE, L.P.,

AND JOSEPH BEATTY

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(m)	Construction	56
(n)	Incorporation of Exhibits, Annexes, and Schedules	56

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Exhibits

Exhibit A	—	Form of Sellers’ Notes

Exhibit B	—	Restricted Stock Purchase Agreement

Exhibit C	—	Form of Bridge Financing Subordination Agreement

Exhibit D	—	General Release and Indemnification Agreement

Exhibit E	—	Form of Senior Indebtedness Subordination Agreement

Exhibit 3(a)(vii)(C)	—	Tax Returns, Governmental Reports, Annual Balance Sheets, Statements of Income Changes in Stockholders’ Equity and Cash Flow for tego

Exhibit 3(a)(viii)	—	Amount of tego’s adjusted tax basis in its CH Membership Interests

Exhibit 3(d)(v)	—	Buyer’s Financial Statements

Exhibit 4(a)	—	Organizational Documents (including Operating Agreements) for CH and its Subsidiaries

Exhibit 4(f)	—	Historical Financial Statements for CH and its Subsidiaries

Exhibit 5(j)	—	Form of Redemption Agreement

Exhibit 7(a)(vi)	—	Form of Opinion of Sellers’ Counsel

Exhibit 7(b)(vi)	—	Form of Opinion of Buyer’s Counsel

Annex I	—	Exceptions to Sellers’ Representations and Warranties Concerning Transaction

Annex II	—	Exceptions to Buyer’s Representations and Warranties Concerning Transaction

Disclosure Schedule	—	Exceptions to Representations and Warranties Concerning CH and Its Subsidiaries

Schedule 1	—	Sellers’ Allocable Portion Spreadsheet

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SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”) is entered into on May     , 2006 by and among BOINGO WIRELESS, INC. a Delaware corporation (“Buyer”), and CARDINAL GROWTH, L.P., a Delaware limited partnership (“CG”), CARDINAL-CONCOURSE, L.P., a Delaware limited partnership (“CCLP”), JOSEPH BEATTY (“Beatty” with each of CG and CCLP a “Seller” and collectively, “Sellers.” Buyer and Sellers are referred to collectively herein as the “Parties”).

WHEREAS, CCLP own the units of membership interest in Concourse Holding Co., LLC, a Delaware limited liability company (“CH”), set forth opposite its name on Schedule A of the CH Agreement as hereinafter defined, a copy of which is attached hereto as Exhibit 4(a).

WHEREAS, Beatty owns the units of membership interest in CH set forth opposite his name on Schedule A of the CH Agreement.

WHEREAS, tego Communications, Inc., a Delaware corporation (“tego”), owns the units of membership interest in CH set forth opposite its name on Schedule A of the CH Agreement and CG owns all the issued and outstanding shares of capital stock of tego.

WHEREAS, units of membership interest in CH owned by tego, CCLP and Beatty constitute all the ownership interests of CH.

WHEREAS, Buyer is desirous of acquiring all the shares of capital stock of tego and all the units of membership interest in CH owned by CCLP and Beatty so as to result in Buyer owning directly or indirectly all of the units of membership interest in CH.

WHEREAS, CG is desirous of selling all of the shares of capital stock of tego and CCLP and Beatty are desirous of selling their units of membership interest in CH.

Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

§1. Definitions.

“Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, reasonable amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

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“Airport Concessionaire Contracts” shall mean the following agreements: (i) Telecommunications Network Access Agreement dated August 26, 1999 between The Port Authority of New York and New Jersey and New York Telecom Partners, LLC, (ii) License Agreement for Wireless Communications Access System dated November 17, 2005 between the City of Chicago and Chicago Concourse Development Group, LLC; (iii) Wireless Management Concession Agreement dated July 2, 2001 between Metropolitan Airports Commission and Concourse Communications Group, LLC, as amended by that certain First Amendment to Wireless Management Concession Agreement dated January 7, 2003 and Second Amendment to Wireless Management Concession Agreement dated February 24, 2004 (the “Minneapolis Contract”); (iv) Agreement for the Management and Operation of the Commercial Wireless Telecommunications Access System Concession at Detroit Metropolitan Wayne County Airport dated October 5, 2001 between the County of Wayne, a Michigan Charter County, and Concourse Communications Detroit, LLC, as amended by that certain Amendment No. 1 and Amendment No. 2 thereto; (v) Concession Agreement dated July 15, 2004 between the Metropolitan Nashville Airport Authority and Concourse Communications Nashville, LLC; (vi) Agreement dated September 10, 2004 between the Ottawa MacDonald-Cartier International Airport Authority and Concourse Communication Ottawa, LLC; (vii) Concession Services Agreement dated October 26, 2005 between the Trustees of Oklahoma City Airport and Concourse Communications Illinois, LLC to provide a wireless local area network to the Will Rogers World Airport, Oklahoma City, as amended with Supplement No. 1 dated February 22, 2006; (viii) Master Wireless Network Agreement dated October 13, 2005 between the City of Atlanta, Georgia and Concourse Communications Illinois, LLC; and (ix) Wireless Local Area Network Access and Network Services Agreement dated February 10, 2006 between Greater Toronto Airports Authority and Concourse Communications Canada, Inc.

“Allocable Portion” means, with respect to any Seller, the amount set forth on a spreadsheet to be prepared by the Sellers and delivered to the Buyer prior to the date hereof and which is attached hereto as Schedule 1 (the “Allocable Portion Spreadsheet”). The Allocable Portion will be determined by Sellers in accordance with the CH Agreement and, in this respect and for purposes of determining CG’s Allocable Portion, CG shall be treated as if its sale of the tego Shares was a sale of the membership interests in CH owned by tego, and Buyer shall be entitled to rely on the Allocable Portion Spreadsheet delivered by the Sellers; and the calculation of the Allocable Portion shall also take into account Buyer’s agreement to repay the tego Liabilities. The Allocable Portion Spreadsheet shall also reflect the Beatty Agreement Payment and the payments in connection with the redemption of the CH Options and shall be recalculated to reflect time differences at the Closing.

“Beatty Agreement Payment” means those amounts which would be due to Beatty under Section 3(e) of that certain Employment Agreement dated as of August 29, 2003, by and between Beatty and CH as determined on the basis that holders of all Class A Units and all Class B Units in CH would have received immediately prior to the Closing all amounts to which such holders would have otherwise been entitled as of the Closing Date with respect to all the Class A Units and Class B Units of CH and CH shall make such payment to Beatty immediately prior to payment of the Purchase Price.

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“Bridge Financing” means Indebtedness incurred by the Buyer to pay a portion of the Cash Consideration at Closing, the principal balance of which shall not exceed [*] in the aggregate and shall not be secured by any of the asset of the Buyer.

“Bridge Financing Lender” means any holder of Bridge Financing.

“Bridge Financing Subordination Agreement” means a subordination agreement entered into by and among each of Sellers, the Buyer and each Bridge Financing Lender in a form substantially in the form attached hereto as Exhibit C.

“Buyer” has the meaning set forth in the preface above.

“CCG” means Concourse Communications Group, LLC, a Delaware limited liability company.

“CH” has the meaning set forth in the preface above.

“CH Agreement” means the operating agreement for CH, which is the Second Amended and Restated Limited Liability Company Agreement of CH dated as of December 31, 2003.

“CH Membership Interest” means any unit of a class of membership interest of CH.

“Closing” has the meaning set forth in §2(d) below.

“Closing Balance Sheet” has the meaning set forth in §6(e) below.

“Closing Date” has the meaning set forth in. §2(d) below.

“COBRA” means the requirements of Part 6 of Subtitle B of Title 1 of ERISA and Code §4980B and of any similar state law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” means any information concerning the business and affairs of CH and its Subsidiaries that is not already generally available to the public.

“Current Net Asset Statement” has the meaning set forth in §6(e) below.

“Disclosure Schedule” has the meaning set forth in §4 below.

“Employee” means any current or former or retired employee, consultant or director of CH, its Subsidiaries, or any ERISA Affiliate.

“Employee Agreement” shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation, visa, work permit or other agreement, contract or understanding between CH, any Subsidiary or any ERISA Affiliate and any Employee.

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“Employee Benefit Plan” means any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each “employee benefit plan,” within the meaning of §3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by CH, any Subsidiary or any ERISA Affiliate for the benefit of any Employee, or with respect to which CH, any Subsidiary or any ER1SA Affiliate has or may have any liability or obligation, including all International Employee Plans.

“Employee Pension Benefit Plan” has the meaning set forth in ERISA §3(2).

“Employee Welfare Benefit Plan” has the meaning set forth in ERISA- §3(1).

“Environmental, Health, and Safety Requirements” means all federal, state, local, and foreign statutes, regulations, ordinances, and similar provisions having the force or effect of law, concerning public health and safety, worker health and safety, pollution, or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances, or wastes, as such requirements are enacted and in effect on or prior to the Closing Date.

“Employee Stock Repurchases” means the repurchase by Buyer of shares of Common Stock issued to or held by employees or consultants upon termination of their employment or services pursuant to agreements providing for the right of said repurchase between the Buyer and such Persons.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each entity that is treated as a single employer with CH for purposes of Code §414.

“Fiduciary” has the meaning set forth in ERISA §3(21).

“Financial Statements” has the meaning set forth in §4(f) below.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Income Tax” means any federal, state, local, or foreign income tax measured by or imposed on net income, including any interest, penalty, or addition thereto, whether disputed or not.

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“Income Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Income Taxes, including any schedule or attachment thereto.

“Indebtedness” means, with respect to any Person, without duplication:

(a)        all indebtedness of such Person for borrowed money;

(b)       all indebtedness or obligations of such Person evidenced by bonds, debentures, notes or similar written instruments;

(c)        any obligation of such Person incurred for all or any part of the purchase price of property or services (other than trade accounts payable incurred in the ordinary course of business);

(d)       the principal portion of all obligations of such Person under conditional sale or other title retention agreements relating to property which is purchased (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business);

(e)        all reimbursement obligations of such Person (whether contingent or otherwise) in respect of letters of credit, bank guarantees, bankers’ acceptances, surety or other bonds and similar instruments;

(f)        all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed;

(g)       all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any equity in such Person or any other Person;

(h)       obligations of such Person under swap or other arrangements relating to interest rate hedging transactions;

(i)         all guarantees of such Person in respect of Indebtedness of any other Person of the types referred to in any of the foregoing clauses (a) through (h); and

(j)         all Indebtedness of such Person of the types referred to in any of the foregoing clauses (a) through (i), of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or joint venturer; unless such Indebtedness of such Person is expressly made non-recourse to such Person.

“Indemnified Party” has the meaning set forth in §8(d) below.

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“Indemnifying Party” has the meaning set forth in §8(d) below.

“Intellectual Property” means all of the following in any jurisdiction throughout the world and all rights in, arising out of, or associated therewith: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, internet domain names, and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, knowhow, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including source code, executable code, data, databases, and related documentation), (g) all material advertising and promotional materials, (h) all other proprietary rights, (i) all copies and tangible embodiments thereof (in whatever form or medium), and (j) any similar or equivalent rights to any of the foregoing anywhere, in the world.

“International Employee Plan” means each Employee Benefit Plan that has been adopted or maintained by CH, any Subsidiary or any ERISA Affiliate, whether informally or formally, or with respect to which CH, any Subsidiary or any ERISA Affiliate will or may have any liability, for the benefit of Employees who perform services outside the United States.

“Knowledge of the Sellers” means Sellers’ actual knowledge and the knowledge which Sellers, as prudent business persons, obtained or should have obtained in the conduct of the business of CH or any of its Subsidiaries after making reasonable inquiry of all of the officers, directors, or other members of CH or any of its Subsidiaries.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property that is used in CH’s or any of its Subsidiaries’ business.

“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto, pursuant to which CH or any of its Subsidiaries holds any Leased Real Property.

“Lien” means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) liens for taxes not yet due and payable or that are being contested in good faith through appropriate proceedings, and (b) other liens arising in the Ordinary Course of Business for sums not yet due and payable and not incurred in connection with the borrowing of money.

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“Material Adverse Effect” or “Material Adverse Change” when used in connection with an entity, means any change, event, violation, inaccuracy, circumstance or effect (any such item, an “Effect”), individually or in the aggregate, that is or is reasonably likely to be materially adverse to the business, assets, financial condition, operations, or prospects of such entity (or any of its Subsidiaries) or on the ability of such entity (or any of its Subsidiaries) to carry out the transactions contemplated by this Agreement: provided, however, in no event shall any of the following, alone or in combination, be deemed to constitute a Material Adverse Effect on any entity: (a) any Effect resulting from compliance with the terms and conditions of this Agreement; or (b) any Effect that results from changes affecting any of the industries in which such entity operates generally or the United States or worldwide economy generally (which changes in each case do not disproportionately affect such entity in any material respect).

“Most Recent Financial Statements” has the meaning set forth in §4(f) below.

“Most Recent Fiscal Month End” has the meaning set forth in §4(f) below.

“Multiemployer Plan” has the meaning set forth in ERISA §3(37).

“NYTP Indebtedness” means that certain indebtedness arising out of the Loan and Security Agreement by and between New York Telecom Partners, LLC and Fifth Third Bank (Chicago) dated December 23, 2003, as thereafter amended.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Party” has the meaning set forth in the preface above.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permitted Indebtedness” means the (i) the Senior Indebtedness, (ii) the Bridge Financing, (iii) Employee Stock Repurchases, (iv) Preferred Stock of the Buyer which is redeemable after the maturity of the Sellers’ Notes, and (v) the existing Indebtedness of the Buyer as set forth in Section 3(d)(iv) of Annex II.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity or a governmental entity (or any department, agency, or political subdivision thereof).

“Prohibited Transaction” has the meaning set forth in ERISA §406 and §407 and Code §4975.

“Purchase Price” means, subject to the reductions set forth in Sections 5(o) and 6(h), [*] plus such number of shares of Common Stock of the Buyer to be issued pursuant to a Restricted Stock Purchase Agreement substantially in the form set forth on Exhibit B (the

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“RSPA”) equal [*] of the fully-diluted shares of the Buyer, calculated using the treasury method with respect to outstanding options to acquire Common Stock of Buyer immediately following the Closing (the “Initial Equity Consideration”), which Purchase Price shall be paid in accordance with the terms set forth in §2 hereof.

“Reportable Event” has the meaning set forth in ERISA §4043.

“Requisite Sellers” means CG and CCLP.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Seller” has the meaning set forth in the preface above.

“Senior Equipment Line of Credit” means indebtedness incurred by the Buyer in an amount which does not exceed $750,000 which shall be used by the Buyer for the purchase of new equipment for Buyer’s operation of CH and its Subsidiaries, as well as any of its other operating businesses which amount shall be reduced by the proceeds or other consideration received with respect to the disposition of existing equipment.

“Senior Indebtedness” means (i) the Senior Equipment Line of Credit and (ii) other Indebtedness of the Buyer to a commercial lender, or similar financial institution, other than the Sellers, the principal balance of which does not exceed $10,000,000 in the aggregate.

“Senior Indebtedness Subordination Agreement” means a Subordination and Inter-Creditor Agreement entered into by and among the Sellers, the Buyer and a Senior Lender in a form substantially in the form attached hereto as Exhibit E.

“Senior Lender” means any holder of Senior Indebtedness.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

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“Systems” has the meaning set forth in §4(x) below.

“Tax” or “Taxes” means (i) any federal, state, local, or foreign income, gross receipts,. license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, and (ii) any liability in respect of any item described in clause (i) by reason of any contract, agreement, assumption, transferee or successor liability, operation of law, Treasury Regulations Section 1.1502-6 or otherwise.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“tego” has the meaning set forth in the preface above.

“tego Liabilities” means liabilities of tego set forth in §3(a)(v) of Annex I.

“tego Shares” means all of the issued and outstanding common and preferred shares of tego.

“Third-Party Claim” has the meaning set forth in §8(d) below.

§2.      Purchase and Sale of tego Shares and CH Membership Interests.

(a)       Basic Transaction.

On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from (1) each of CCLP and Beatty, and each of CCLP and Beatty agrees to sell to Buyer, all of its or his CH Membership Interests and (2) CG all of its tego Shares and CG agrees to sell to Buyer all of its tego Shares.

(b)      Purchase Price.

Subject to §5(o) and §8 below, Buyer agrees to pay to each of the Sellers at the Closing such Seller’s Allocable Portion of the Purchase Price as follows:

(i)     Subject to the adjustment provisions set forth in §2(c) below, each Seller shall receive such Seller’s Allocable Portion of the [*] (the “Cash Consideration”) by delivery of cash payable by wire transfer to each of the Seller’s as specified in the Allocable Portion Spreadsheet to be delivered to the Buyer at Closing, taking into account the Beatty Agreement Payments and the payments in connection with the redemption of the CH Options. The Allocable Portion Spreadsheet delivered at

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Closing will be the same as the one delivered prior to the date hereof, except, the Seller’s Allocable Portion shall be revised to reflect the changes due only to the passage of time;

(ii)            Each Seller shall be issued a promissory note in substantially the form attached hereto as Exhibit A (“Form of Sellers’ Note”) with a principal amount of such Seller’s Allocable Portion of an aggregate amount equal to [*] (the “Debt Consideration”); and

(iii)           Upon execution of that certain RSPA, and subject to §8(a) below, each Seller shall be entitled to receive, and Buyer shall issue, such Seller’s Allocable Portion of the Initial Equity Consideration.

(c)       Cash Balance Adjustment at Closing.

If between the date hereof and Closing, (i) T-Mobile opts into the JFK DAS network; (ii) T-Mobile opts into Newark DAS network; (iii) Verizon opts into Newark DAS network, (iv) XM Radio opts into Lincoln and/or Holland tunnels DAS network, (v) Sirius Radio opts into Lincoln and/or Holland tunnels DAS network; or (vi) Cingular opts into Terminal 9 at JFK DAS network (each a “Revenue Event”) and cash payments directly related to such Revenue Event are received prior to the Closing, then the Cash Consideration shall be increased on a dollar-for-dollar basis by an amount equal to the cash received in connection with each such Revenue Event. Notwithstanding the foregoing, if a Revenue Event occurs prior to Closing and the cash payment directly related to such Revenue Event is not received, the Cash Consideration shall still be increased on a dollar-for-dollar basis so long as CH’s cash balance at Closing, after taking into account such increase in Cash Consideration, is above $2,000,000.

(d)      Closing.          The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the law offices of Pedersen & Houpt, P.C., counsel to the Sellers, in Chicago, Illinois commencing at 9:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as Buyer and Requisite Sellers may mutually determine (the “Closing Date”). The parties, in good faith, anticipate the Closing to occur on or before May 31, 2006.

(e)       Deliveries at Closing.

At the Closing, (i) Sellers shall deliver to Buyer the various certificates, instruments, and documents referred to in §7(a) below, (ii) Buyer will deliver to Sellers the various certificates, instruments, and documents referred to in §7(b) below, (iii) CG will deliver to Buyer stock certificates representing all of the tego Shares, endorsed in blank or accompanied by duly executed assignment documents, the books and records and other corporate documents of tego, including a schedule showing in reasonable detail in the capital account of tego with respect of its membership interests in CH, (iv) each Seller other than CG will deliver

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assignments in a form acceptable to Buyer transferring all of such Seller’s CH Membership Interests, and (v) Buyer will deliver to each Seller the consideration specified in §2(b) above.

§3.       Representations and Warranties Concerning Transaction and Other Matters. CG ‘s Representations and Warranties.

(a)        CG represents and warrants to Buyer that the statements contained in this §3(a) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this §3(a)) with respect to itself and tego, except as set forth in Annex I attached hereto.

(i)             Organization of CG. CG is duly organized, validly existing, and in good standing under the laws of Delaware and is authorized to do business in each jurisdiction where the failure to do so would have a Material Adverse Effect.

(ii)            Authorization of Transaction. CG has full power and authority (including full entity power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of CG, enforceable in accordance with its terms and conditions. CG need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by CG.

(iii)           Non-contravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which CG is subject or any provision of its charter, bylaws, or other governing documents, (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which CG is a party or by which it is bound or to which any of its assets is subject, or (C) result in the imposition or creation of a Lien upon or with respect to the tego Shares or the CH Membership Interests owned by tego.

(iv)          Organization of tego. tego is duly organized, validly existing and in good standing under the laws of Delaware and authorized to do business in each jurisdiction where the failure to do so would have a Material Adverse Effect.

(v)           tego Capitalization. tego’s authorized capital stock is as set forth in §3(a)(v) of Annex I and the issued and outstanding shares of such authorized capital stock are as set forth in such section. The tego Shares consist of all the issued and

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outstanding shares of tego’s capital stock and are owned by CG free and clear of all Liens and have been duly authorized, and validly issued and outstanding in accordance with applicable laws and are fully paid and non-assessable. There are no outstanding rights (either preemptive or other) or options to subscribe for or purchase from tego any warrants or other agreements providing for or requiring the issuance or purchase by tego of any tego capital stock or any securities convertible into or exchangeable, for, or exercisable into, tego capital stock.

(vi)          tego Shares. CG holds of record and owns beneficially all of the tego Shares, free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. CG is not a party to any option, warrant, purchase right, or other contract or commitment (other than this Agreement) that could require CG to sell, transfer, or otherwise dispose of any of the tego Shares. CG is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any of the tego Shares.

(vii)         With respect to tego:

(A)           tego has no Subsidiaries other than CH. tego has no assets other than CH Membership Interests and its interest as a general partner in the general partner of CCLP and does not own or control, directly or indirectly, capital securities of any other Person.

(B)            Except’ as set forth on §3(a)(vii) of Annex I, tego is not a party to any agreement, has no liabilities, contingent or otherwise or any other material obligations and has not engaged in the active conduct of any trade or business prior to or since its acquisition of the CH Membership Interests.

(C)            Attached hereto as Exhibit 3(a)(vii)(C) are true and correct copies of:

(1)   All Tax Returns and other material governmental reports required to have been filed by tego with respect to all periods since incorporation, except with respect to those returns and reports which are not yet due; and

(2)   annual balance sheets, statements of income, changes in stockholders’ equity and cash flow for tego’s fiscal. years ending on and after December 31, 2003.

(D)           Since December 31, 2005, there has not been any Material Adverse Change with respect to tego. Without limiting the generality of the foregoing, and since that date tego has not engaged in any activity other than with respect to the transactions contemplated herein.

CONFIDENTIAL TREATMENT REQUESTED

(E)            tego has complied with all applicable laws (including, rules, regulations, codes, plans, injunctions, judgments, orders, decrees and rulings) of federal, state, local and foreign governments, (and all agencies thereof).

(viii)        tego holds of record and owns beneficially the number and class of CH Membership Interests set forth next to its name on Schedule A of the CH Agreement, free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. tego is not a party to any option, warrant, purchase right, or other contract or commitment that could require tego to sell, transfer, or otherwise dispose of any CH Membership Interests. tego is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any CH Membership Interests. Exhibit 3(a)(viii) accurately sets forth the amount of tego’s adjusted tax basis in its CH Membership Interests as of December 31, 2005.

(b)       CCLP’s Representations and Warranties.

CCLP represents and warrants to Buyer that the statements contained in this §3(b) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this §3(b)) with respect to itself, except as set forth in Annex I or the Disclosure Schedules attached hereto.

(i)             Organization of CCLP. CCLP is duly organized, validly existing, and in good standing under the laws of Delaware.

(ii)            Authorization of Transaction. CCLP has full power and authority (including full entity power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of CCLP, enforceable in accordance with its terms and conditions. CCLP need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by CCLP.

(iii)           Non-contravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which CCLP is subject or any provision of its governing documents, (B) conflict with, result in a breach of constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which CCLP is a party or by

CONFIDENTIAL TREATMENT REQUESTED

which it is bound or to which any of its assets is subject, or (C) result in the imposition or creation of a Lien upon or with respect to its CH Membership Interests.

(iv)           CH Membership Interest Shares. CCLP holds of record and owns beneficially the number and class of CH Membership Interest set forth next to its name on Schedule A of the CH Agreement, free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. CCLP is not a party to any option, warrant, purchase right, or other contract or commitment (other than this Agreement) that could require Seller to sell, transfer, or otherwise dispose of any CH Membership Interests. CCLP is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any CH Membership Interests.

(c)        Beatty’s Representations and Warranties. Beatty represents and warrants to Buyer that the statements contained in this §3(c) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this §3(c)) with respect to himself.

(i)             Authorization of Transaction. Beatty has full power and authority to execute and deliver this Agreement and to perform his obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Beatty, enforceable in accordance with its terms and conditions. Beatty need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

(ii)            Non-contravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Beatty is subject, (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Beatty is a party or by which he is bound or to which any of his assets is subject, or (C) result in the imposition or creation of a Lien upon or with respect to Beatty’s CH Membership Interests.

(iii)           CH Membership Interests. Beatty holds of record and owns beneficially the number and class of CH Membership Interests set forth next to his name on Schedule A of the CH Agreement, free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. Beatty is not a party to any option, warrant, purchase right, or other contract or commitment (other than this Agreement and the Beatty Agreement) that could require Beatty to sell,

CONFIDENTIAL TREATMENT REQUESTED

transfer, or otherwise dispose of his CH Membership Interests. Beatty is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of his CH Membership Interests.

(d)       Buyer’s Representations and Warranties. Buyer represents and warrants to Sellers that the statements contained in this §3(d) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this §3(d)) with respect to itself, except as set forth in Annex II attached hereto.

(i)             Organization of Buyer. Buyer is a corporation (or other entity) duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation (or other formation).

(ii)            Authorization of Transaction. Buyer has full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions. Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by Buyer.

(iii)           Non-contravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgement, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Buyer is subject or any provision of its charter, bylaws, or other governing documents or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets is subject.

(iv)           No Buyer Indebtedness. Except for Permitted Indebtedness, Buyer has no Indebtedness (other than accounts payable and other short-term liabilities which have arisen in the Ordinary Course of Business).

(v)            Buyer’s Financial Statements. Attached hereto as Exhibit 3(d)(v) are the following financial statements (collectively the “Buyer Financial Statements”): (i) audited consolidated balance sheets and statements of income, changes in stockholders’ equity, and cash flow as of and for the fiscal years ended December 31, 2002, December 31, 2003 and December 31, 2004 for the Buyer and its Subsidiaries; and (ii) unaudited consolidated balance sheets and statements of income, changes in stockholders’ equity,

CONFIDENTIAL TREATMENT REQUESTED

and cash flow (the “Buyer’s Most Recent Financial Statements”) as of and for the fiscal years ended December 31, 2005, and month ended March 31, 2006 (the “Most Recent Buyer Fiscal Month End”) for Buyer and its Subsidiaries. The Buyer Financial Statements (including the notes thereto) have been prepared in accordance with GAAP throughout the periods covered thereby and present fairly the financial condition of Buyer and its Subsidiaries as of such dates and the results of operations of Buyer and its Subsidiaries for such periods; provided, however, that the Buyer’s Most Recent Financial Statements are subject to normal year-end adjustments and lack footnotes and other presentation items.

(vi)           Investment. Buyer is not acquiring the CH Membership Interests and tego’s Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.

§4.       Representations and Warranties Concerning CH and Its Subsidiaries. Sellers, jointly and severally, represent and warrant to Buyer that the statements contained in this §4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this §4), except as set forth in the disclosure schedule delivered by Sellers to Buyer on the date hereof and initialed by the Parties (the “Disclosure Schedule”).

(a)        Organization, Qualification, and Corporate Power. Each of CH and its Subsidiaries are limited liability companies or corporations duly organized, validly existing, and in good standing under the laws of the jurisdiction of their incorporation or formation. Each of CH and its Subsidiaries are duly authorized to conduct business and are in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a Material Adverse Effect. Each of CH and its Subsidiaries has full power and authority to carry on the business in which they are engaged, to own and use the properties owned and used by them, to execute and deliver this Agreement and to perform its obligations pursuant to this Agreement. §4(a) of the Disclosure Schedule lists the managers and officers of CH and each of its Subsidiaries. A true and correct copy of the CH Agreement as well as the effective operating agreement or organizational documents of each Subsidiary is attached as Exhibit 4(a).

(b)       Capitalization. The entire membership interests of CH are as set forth on Schedule A to the CH Agreement, and all such membership interests are issued and outstanding and constitute the CH Membership Interests. All of the issued and outstanding CH Membership Interests have been duly authorized and validly issued in compliance with applicable laws, fully paid, and non-assessable, and are held of record and beneficially owned by the respective Sellers and tego as set forth on Schedule A of the CH Agreement. Except as set forth on §4(b) of the Disclosure Schedule, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require CH to issue, sell, or otherwise cause to become outstanding any of CH Membership Interests (any such rights, a “CH Option”). There is no outstanding or authorized

CONFIDENTIAL TREATMENT REQUESTED

interest appreciation, phantom interest, profit participation, or similar rights with respect to CH. All holders of CH Options have entered into a Redemption Agreement in form substantially similar to the Redemption Agreement attached hereto as Exhibit 5(j). Immediately prior to or as of the Closing, there shall be no authorized or outstanding CH Options. Immediately after the Closing, the Buyer, directly or indirectly through its ownership of all of the Capital Stock of tego, shall own the entire membership interests of CH free and clear from any liens.

(c)        Non-contravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby or in accordance with §5(o), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which CH or any of its Subsidiaries are subject or any provision of the CH Agreement or any of the organizational documents of CH or its Subsidiaries or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which CH or any of its Subsidiaries is a party or by which it is bound or to which any of its assets is subject or result in the imposition of any Lien upon any of its assets, except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Lien would not have a Material Adverse Effect. Neither CH nor any of its Subsidiaries needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated hereby or by §5(o) of this Agreement, except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a Material Adverse Effect.

(d)       Title to Tangible Assets. CH and its Subsidiaries have good and marketable title to, or a valid leasehold interest in, the properties and tangible assets used by them, located on their premises, or shown on the Most Recent Financial Statement or acquired after the date thereof, free and clear of all Liens, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Financial Statement. Such assets and properties are sufficient for the continued operation of CH’s and its Subsidiary’s business as currently conducted.

(e)        Subsidiaries. §4(e) of the Disclosure Schedule sets forth for each Subsidiary of CH (i) its name and jurisdiction of incorporation or formation and (ii) the number of (A) authorized shares for each class of its capital stock or (B) membership interests for each class of membership interests, the names of the holders thereof, and the number of shares or membership interests held by each such holder, as applicable. Each Subsidiary of CH is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and is in good standing under the laws of any other jurisdiction in which it is required to be qualified to do business. All of the issued and outstanding shares of capital stock or membership interests of each Subsidiary of CH have been duly authorized and validly issued in compliance with applicable laws, fully paid, and non-assessable. Except as set forth in §4(e) of the Disclosure Schedule, CH and CCG hold of record and owns beneficially all of the outstanding

CONFIDENTIAL TREATMENT REQUESTED

shares or membership interests of each of their respective Subsidiaries. Neither CH nor any of its Subsidiaries owns or has any right to acquire, directly or indirectly, any outstanding capital stock of, or other equity interests in, any Person. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require any Subsidiary of CH to issue, sell, or otherwise cause to become outstanding any securities of any Subsidiary of CH. There is no outstanding or authorized interest appreciation, phantom interest, profit participation, or similar rights with respect to any Subsidiary of CH.

(f)        Financial Statements. Attached hereto as Exhibit 4(f) are the following financial statements (collectively the “Financial Statements”): (i) audited consolidated balance sheets and statements of income, changes in equityholders’ equity, and cash flow as of and for the fiscal years ended December 31, 2003, December 31, 2004, and December 31, 2005 for CCG and its Subsidiaries: (ii) unaudited consolidated balance sheets and statements of income, changes in equityholders’ equity, and cash flow as of and for the fiscal years ended December 31, 2003, December 31, 2004, and December 31, 2005 for CH and its subsidiaries, and (iii) unaudited consolidated balance sheets and statements of income, changes in equityholders’ equity, and cash flow (the “Most Recent Financial Statements”) for two months ended February 28, 2006 (the “Most Recent Fiscal Month End”) for CH and its Subsidiaries. Except as set forth below, the Financial Statements (including the notes thereto) have been prepared in accordance with GAAP throughout the periods covered thereby and present fairly the financial condition of CH and its Subsidiaries as of such dates and the results of operations of CH and its Subsidiaries for such periods: provided, however, that the Most Recent Financial Statements are subject to normal year-end adjustments and lack footnotes and other presentation items.

(g)       Events Subsequent to Most Recent Fiscal Month End. Except as set forth in §4(g) of the Disclosures -Schedule, since the Most Recent Fiscal Month End, there has not been any Material Adverse Change in CH or any of its Subsidiaries. Without limiting the generality of the foregoing, since that date:

(i)                                        neither CH nor any of its Subsidiaries has sold, leased, transferred, or assigned any material assets, tangible or intangible, outside the Ordinary Course of Business;

(ii)                                     neither CH nor any of its Subsidiaries has entered into any material agreement, contract, lease, or license outside the Ordinary Course of Business;

(iii)                                  neither CH nor any of its Subsidiaries has accelerated, terminated, made material modifications to, or canceled any material agreement, contract, lease, or license to which CH or any of its Subsidiaries is a party or by which any of them is bound;

(iv)                                 neither CH nor any of its Subsidiaries has imposed, suffered or permitted any Lien upon any of its assets, tangible or intangible;

CONFIDENTIAL TREATMENT REQUESTED

(v)                                    neither CH nor any of its Subsidiaries has made any material capital expenditures outside the Ordinary Course of Business;

(vi)                                 neither CH nor any of its Subsidiaries has made any material capital investment in, or any material loan to, any other Person outside the Ordinary Course of Business;

(vii)                              neither CH nor any of its Subsidiaries has transferred, assigned, or granted any license or sublicense of any material rights under or with respect to any Intellectual Property;

(viii)                           there has been no change made or authorized in the organization documents of CH or any of its Subsidiaries;

(ix)                                   neither CH nor any of its Subsidiaries has issued, sold, or otherwise disposed of any of its membership interests or capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its membership interests or capital stock;

(x)                                      neither CH nor any of its Subsidiaries has declared, set aside, or paid any dividend or made any distribution with respect to its membership interests or capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its membership interests or capital stock;

(xi)                                   neither CH nor any of its Subsidiaries has made any mortgage pledge, transfer of a security interest in, or Lien, created by CH or any of its Subsidiaries with respect to any of its properties or assets;

(xii)                                neither CH nor any of its Subsidiaries has experienced any material damage, destruction, or loss (whether or not covered by insurance) to its property outside the Ordinary Course of Business;

(xiii)                             neither CH nor any of its Subsidiaries has receipt of notice that there has been a loss of, or material order cancellation by any major customer;

(xiv)                            neither CH nor any of its Subsidiaries has made any loan to, or entered into any other transaction with, any of its directors, officers, and employees;

(xv)                               neither CH nor any of its Subsidiaries has entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

(xvi)                            neither CH nor any of its Subsidiaries has granted any increase in the base compensation of any of its directors, officers, and employees;

CONFIDENTIAL TREATMENT REQUESTED

(xvii)                         neither CH nor any of its Subsidiaries has adopted, amended, modified, or terminated any bonus, profit sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

(xviii)                      neither CH nor any of its Subsidiaries has made any other material change in employment terms for any of its directors, officers, and employees;

(xix)                              neither CH nor any of its Subsidiaries has made any loans or advances of money outside the Ordinary Course of Business; and

(xx)                                 neither CH nor any of its Subsidiaries has committed to any of the foregoing.

(h)       Liabilities. Neither CH nor any of its Subsidiaries has any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for taxes), except for (i) liabilities set forth on the face of the Most Recent Financial Statement, (ii) liabilities set forth in §4(h) of the Disclosure Schedule, and (iii) liabilities that have arisen in the Ordinary Course of Business and do not, individually, exceed $20,000.

(i)         Legal Compliance. Each of CH and its Subsidiaries have complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), except where the failure to comply would not have a Material Adverse Effect.

(j)         Tax Matters.

(i)             Each of tego, CH and its Subsidiaries have timely filed all Tax Returns that they were required to file with appropriate federal, state and local government agencies. All such Tax Returns are true, correct and complete in all respects. All Taxes due and owing by tego, CH or any of its Subsidiaries (whether or not shown on any Tax Return) have been paid. Neither CH nor any of their Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of tego, CH or any of their Subsidiaries. CH has made due and sufficient reserves and accruals on its Financial Statements with respect to Taxes of CH and its Subsidiaries that are not due or owning and that are attributable to any period (or portion thereof) through the Most Recent Fiscal Month End, and any Taxes attributable to periods following such date have been incurred in the Ordinary Course of Business. tego has made due and sufficient reserves and accruals on its financial statements with respect to Taxes of tego and its Subsidiaries that are not due or owning and that are attributable to any period (or portion

CONFIDENTIAL TREATMENT REQUESTED

thereof) through the Most Recent Fiscal Month End, and any Taxes attributable to periods following such date have been incurred in the Ordinary Course of Business.

(ii)            To the Knowledge of the Sellers, there is no dispute or claim concerning any Tax liability of tego, CH or any of their Subsidiaries claimed or raised by any authority in writing.

(iii)           §4(j)(iii) of the Disclosure Schedule lists all Tax Returns required to be filed with respect to tego, CH or any of their Subsidiaries for taxable periods ended on or after December 31, 2002, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. Sellers have caused to be delivered to Buyer correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by CH or any of its Subsidiaries.

(iv)           Except as set forth in §4(j)(iv) of the Disclosures Schedule, neither tego, CH nor any of their Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency and there are no tax indemnification or tax sharing agreements between CH and any of its direct and indirect members or between tego and either of CCLP or Beatty.

(v)            Neither tego, CH nor any of their Subsidiaries is a party to any agreement, contract, arrangement, or plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code §280G (or any corresponding provision of state, local, or foreign Tax law). Neither tego, CH nor any of their Subsidiaries has been a United States real property holding corporation within the meaning of Code §897(c)(2) during the applicable period specified in Code §897(c)(1)(A)(ii). Neither tego, CH nor any of their Subsidiaries have any liability for the Taxes of any Person (other than CH or any of its Subsidiaries), as a transferee or successor, by contract, or otherwise.

(vi)           Neither tego, CH nor any of their Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a. result of any:

(A)       change in Method of accounting for a taxable period ending on or prior to the Closing Date;

(B)        “closing agreement” as described in Code §7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date;

(C)        installment sale or open transaction disposition made on or prior to the Closing Date; or

CONFIDENTIAL TREATMENT REQUESTED

(D)                             prepaid amount received on or prior to the Closing Date.

(vii)                              Except as set forth in §4(j)(vii) of the Disclosure Schedule, none of CH or its Subsidiaries is subject to taxes imposed on a corporation under the Code.

(viii)                           No claim has been made in writing by any governmental entity in any jurisdiction where tego, CH or any of their Subsidiaries does not file Tax Returns that tego, CH or any such Subsidiary may be subject to taxation by that jurisdiction.

(ix)                                   tego, CH and each of their Subsidiaries have complied in all respects with all applicable laws relating to the withholding and payment of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 3121 and 3402 of the Code or any comparable provision of any state, local or foreign laws) and have, within the time and in the manner prescribed by applicable law, withheld from and paid over to the proper taxing authorities all amounts required to be so withheld and paid over under such laws.

(x)                                      No Seller is a “foreign person” within the meaning of Section 1445 of the Code.

(xi)                                   Neither CH nor any of its Subsidiaries has ever been a publicly-traded partnership as defined in Section 7704 of the Code.

(xii)                                §4(j)(xii) of the Disclosure Schedule lists any items of property (other than cash) contributed by any of tego, CCLP or Beatty to CH, the date of any such contribution, the basis of the contributing party in such item of property as of the date of contribution and the fair market value of such property as of the date of contribution.

(xiii)                             Neither tego, CH nor any of their Subsidiaries has engaged in a transaction that is the same or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treas. Reg. Section 1.6011-4(b)(2).

(k)                       Property.

(i)                                        Neither CH nor any of its Subsidiaries own any real property.

(ii)                                     §4(k)(ii) of the Disclosure Schedule sets forth the address of each parcel of Leased Real Property (including the date and name of the parties to such Lease document, and a true and complete list of all Leases for each such parcel of Leased Real Property. Sellers have delivered to Buyer a true and complete copy of each Lease document, and in the case of any oral Lease, a written summary of the material terms of such Lease. Except as set forth in §4(k)(ii) of the Disclosure Schedule, with respect to each of the Leases:

CONFIDENTIAL TREATMENT REQUESTED

(A)                      such Lease is legal, valid, binding, enforceable and in full force and effect;

(B)                        the transactions contemplated by this Agreement do not require the consent of any other party to such Lease (except for those Leases for which Lease Consents (as hereinafter defined) are obtained), will not result in a breach of or default under such Lease, and will not otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing;

(C)                        none of CH’s or any of its Subsidiaries’ possession and quiet enjoyment of the Leased Real Property under such Lease has been disturbed and, to the Knowledge of Sellers, there are no disputes with respect to such Lease;

(D)                       to the Knowledge of Sellers neither CH, nor any of its Subsidiaries nor any other party to the Lease is in breach of or default under such Lease, and, to the Knowledge of Sellers no event has occurred or circumstance exists that, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease;

(E)                         no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach of or default under such Lease that has not been redeposited in full;

(F)                         neither CH nor any of its Subsidiaries owes, or will owe in the future, any brokerage commissions or finder’s fees with respect to such Lease;

(G)                        the other party to such Lease is not an affiliate of, and otherwise does not have any economic interest in, CH or any of its Subsidiaries;

(H)                       neither CH nor any of its Subsidiaries has subleased, licensed or otherwise granted any Person the right to use or occupy the Leased Real Property or any portion thereof; and

(I)                            neither CH nor any of its Subsidiaries has collaterally assigned or granted any other Lien in such Lease or any interest therein.

(iii)                The Leased Real Property identified in §4(k)(ii) of the Disclosure Schedule compromises all of the real property used or intended to be used in the business of CH and its Subsidiaries; and neither CH nor any of its Subsidiaries is a party to any agreement or option to purchase any real property or interest therein.

(iv)               All water, oil, gas, electrical, steam, compressed air, sewer, storm and waste water systems and other utility services or systems for the Leased Real Property

CONFIDENTIAL TREATMENT REQUESTED

have been installed and are operational and sufficient for the operation of the business of CH and its Subsidiaries as currently conducted thereon.

(v)                  CH’s and its Subsidiaries’ use or occupancy of the Leased Real Property or any portion thereof and the operation of the business of CH and its Subsidiaries as currently conducted thereon is not dependent on a “permitted non-conforming use” or “permitted non-conforming structure” or similar variance, exemption or approval from any governmental authority.

(l)                Intellectual Property.

(i)                      Except as set forth in §4(I)(i) of the Disclosure Schedule, neither CH nor any of its Subsidiaries has interfered with, infringed upon, misappropriated, or violated any material Intellectual Property rights of third parties in any material respect, and none of CH and its Subsidiaries has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that CH or any of its Subsidiaries must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of the Sellers, no third party has interfered with, infringed upon, misappropriated, or violated any material Intellectual Property rights of CH or any of its Subsidiaries in any material respect.

(ii)                   §4(1)(ii) of the Disclosure Schedule identifies each patent or registration that has been issued to CH or any of its Subsidiaries with respect to any of its Intellectual Property, identifies each pending patent application or application for registration that CH or any of its Subsidiaries has made with respect to any of its Intellectual Property, and identifies each material license, agreement, or other permission that CH or any of its Subsidiaries has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). Sellers have delivered to Buyer correct and complete copies of all such patents, registrations, applications, licenses, sublicenses, agreements, and permissions (as amended to date). §4(1)(ii) of the Disclosure Schedule also identifies each material trade name or unregistered trademark, service mark, corporate name, Internet domain name, copyright and material computer software item used by CH or any of its Subsidiaries in connection with its business. With respect to each item of Intellectual Property required to be identified in §4(1)(ii) of the Disclosure Schedule:

(A)                      CH and its Subsidiaries possess all right, title, and interest in and to the item, free and clear of any Lien, license, or other restriction;

(B)                        the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(C)                        no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of the Sellers, is threatened that challenges the legality, validity, enforceability, use, or ownership of the item; and

CONFIDENTIAL TREATMENT REQUESTED

(D)                       neither CH nor any of its Subsidiaries has ever agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

(iii)                §4(l)(iii)  of the Disclosure Schedule identifies , each material item of Intellectual Property that any third party owns and that CH or any of its Subsidiaries uses pursuant to license, sublicense, agreement, or permission. Sellers have delivered to Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in §4(l)(iii) of the Disclosure Schedule:

(A)                      the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect in all material respects;

(B)                        no party to the license, sublicense, agreement, or permission is in material breach or default, and no event has occurred that with notice or lapse of time would constitute a material breach or default or permit termination, modification, or acceleration thereunder;

(C)                        no party to the license, sublicense, agreement, or permission has repudiated any material provision thereof;

(D)                       neither CH nor any of its Subsidiaries has granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission; and

(E)                         no loss or expiration of the item is threatened, pending, or reasonably foreseeable, except for patents expiring at the end of their statutory terms (and not as a result of any act or omission by CH or its Subsidiaries, including without limitation, a failure by CH or its Subsidiaries to pay any required maintenance fees).

(m)                 Tangible Assets.  The buildings, machinery, equipment, and other tangible assets that CH and its Subsidiaries own and/or lease are suitable for the uses to which they are currently employed, free from material defects (patent and latent), have been maintained in accordance with normal industry practice, and are in good operating condition and repair (subject to normal wear and tear).

(n)                   Contracts.  §4(n) of the Disclosure Schedule lists the following contracts and other agreements to which CH or any of its Subsidiaries is a party:

(i)               any agreements, individually or in the aggregate, for the lease of personal property to or from any Person providing for lease payments in excess of $25,000 per annum;

CONFIDENTIAL TREATMENT REQUESTED

(ii)                     any agreements, individually or in the aggregate, for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than 1 year or involve consideration in excess of $25,000;

(iii)                  any agreement concerning a partnership or joint venture;

(iv)                 any agreement (or group of related agreements) under which it has created, incurred, assumed; or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, tangible or intangible;

(v)                    any non-competition agreement or any material agreement concerning confidentiality, or any agreement that otherwise restricts or prohibits, or purports to restrict or prohibit, CH or any of its Subsidiaries from engaging in their business, as currently conducted and as expected to be conducted;

(vi)                 any agreement with any of Sellers and their Affiliates;

(vii)              any collective bargaining agreement;

(viii)           any agreements, individually or in the aggregate, for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $75,000 or providing material severance benefits;

(ix)                   any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees;

(x)                      any agreement under which the consequences of a default or termination could have a Material Adverse Effect;

(xi)                   any agreement with any governmental authority or telecommunication carrier;

(xii)                any settlements, conciliations or similar agreements, the performance of which will involve, individually or in the aggregate, payment after the Closing Date of consideration in excess of $25,000;

(xiii)             any agreements, under which CH or any of its Subsidiaries has advanced or loaned any other Person amounts in the aggregate exceeding $25,000;

(xiv)            any other agreements, individually or in the aggregate, the performance of which involves consideration in excess of $25,000; or

(xv)               any agreements between or among .CH, any of its Subsidiaries, or any holder of any ownership interest (including securities) therein.

CONFIDENTIAL TREATMENT REQUESTED

Sellers have delivered to Buyer a correct and complete copy of each written agreement (as amended to date) listed in §4(n) of the Disclosure Schedule. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect in all material respects; (B) no party is in material breach or default, and no event has occurred that with notice or lapse of time, would constitute a material breach or default, or permit termination, modification, or acceleration, under the agreement; (C) no party has repudiated any material provision of the agreement; and (D) no party has sought to amend, revise, obtain a waiver for, or renegotiate any of the terms of the agreement within the past 12 months of the date hereof.

(o)                   Notes and Accounts Receivable. All notes and accounts receivable of CH and its Subsidiaries are properly reflected and in accordance with GAAP on their books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, are not more than 60 days past due, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Most Recent Financial Statements (rather than in any notes thereto) as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of CH and its Subsidiaries.

(p)                   Powers of Attorney. There are no outstanding powers of attorney executed on behalf of CH or any of its Subsidiaries.

(q)                   Insurance. §4(q) of the Disclosure Schedule sets forth the following information with respect to each material insurance policy (including policies providing property, casualty, liability, and workers’ compensation coverage and bond and surety arrangements) with respect to which CH or any of its Subsidiaries is a party, a named insured, or otherwise the beneficiary of coverage:

(i)                        the name, address, and telephone number of the agent;

(ii)                     the name of the insurer, the name of the policyholder, and the name of each covered insured;

(iii)                  the policy number and the period of coverage;

(iv)                 the scope (including an indication of whether the coverage is on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

(v)                    a description of any retroactive premium adjustments or other material loss-sharing arrangements.

With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect in all material respects; (B) neither CH, nor any of its Subsidiaries, nor any other party to the policy is in material breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred that;

CONFIDENTIAL TREATMENT REQUESTED

with notice or the lapse of time, would constitute such a material breach or default, or permit termination, modification, or acceleration, under the policy; and (C) no party to the policy has repudiated any material provision thereof. §4(q) of the Disclosure Schedule describes any material self-insurance arrangements affecting CH or any of its Subsidiaries.

(r)                      Litigation. §4(r) of the Disclosure Schedule sets forth each instance in which CH or any of its Subsidiaries (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction. There is no action, suit or proceeding which CH or any of its Subsidiaries currently intends to initiate.

(s)                    Warranty. Substantially all of the services rendered by CH and its Subsidiaries have conformed in all material respects with all applicable contractual commitments and all express and implied warranties, and neither CH nor any of its Subsidiaries has any material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) for damages in connection therewith.

(t)                      Employees.

(i)                   To the Knowledge of Sellers, no executive, key employee, or significant group of employees plans to terminate employment with CH or any of its Subsidiaries during the next 12 months. No work stoppage or labor strike against CH or any of its Subsidiaries is pending or, to the Knowledge of the Sellers, is threatened. To the Knowledge of Sellers, there are no activities or proceedings of any labor union to organize any Employees. There are no actions, suits, claims, labor disputes or grievances pending or, to the Knowledge of the Sellers, threatened relating to any labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, have a Material Adverse Effect. Neither CH nor any of its Subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Neither CH nor any of its Subsidiaries are presently, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated with respect to Employees. Neither CH nor any of its Subsidiaries or ERISA Affiliates has incurred any material liability or material obligation under the Worker Adjustment and Retraining Notification Act or any similar state or local law which remains unsatisfied. With respect to this transaction, any notice required under any law or collective bargaining agreement has been given, and all bargaining obligations with any employee representative have been, or prior to the Closing Date will be, satisfied.

(ii)                CH: (i) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with

CONFIDENTIAL TREATMENT REQUESTED

respect to Employees; (ii) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending, or to the Knowledge of Sellers, threatened claims or actions against CH under any worker’s compensation policy or long-term disability policy. Neither CH nor any of its Subsidiaries has direct or indirect liability with respect to any misclassification of any person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer. Except as disclosed in §4(t) of the Disclosure Schedule, every Employee is an “at will” employee, terminable by Buyer or CH or its Subsidiaries following the Closing Date without any liability on the part of CH or Buyer, including without limitation any obligation with respect to any severance payment, the acceleration of any right or any similar benefit (subject to general principles related to wrongful termination).

(u)                   Employee Benefits.

(i)             §4(u)(i) of the Disclosure Schedule lists each Employee Agreement and Employee Benefit Plan. Neither CH, its Subsidiaries, or any ERISA Affiliate has any plan or commitment to establish any new Employee Benefit Plan or Employee Agreement, to modify any Employee Benefit Plan or Employee Agreement (except to the extent required by law or to conform any such Employee Benefit Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Buyer in writing, or as required by this Agreement), or to adopt or enter into any Employee Benefit Plan or Employee Agreement

(A)                      CH, its Subsidiaries and its ERISA Affiliates have performed in all material respects all obligations required to be performed by them under, are not in default or violation of and to the Knowledge of the Sellers, there is no default or violation by any other party to each Employee Benefit Plan, and each Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code.

(B)                        All required reports and descriptions (including Form 5500 annual reports, summary annual reports, and summary plan descriptions) have been timely filed and/or distributed in accordance with the applicable requirements of ER1SA and the Code with respect to each such Employee Benefit Plan. Neither CH, its Subsidiaries, or any ERISA Affiliate has, prior to the Closing Date, violated in any material respect any of the health care continuation requirements

CONFIDENTIAL TREATMENT REQUESTED

of COBRA, the requirements of the Family Medical Leave Act of 1993, as amended, the requirements of the Health Insurance Portability and Accountability Act of 1996, the requirements of the Women’s Health and Cancer Rights Act of 1998, the requirements of the Newborns’ and Mothers’ Health Protection Act of 1996, or any amendment to each such act, or any similar provisions of state law applicable to its Employees.

(C)                        All contributions (including all employer contributions and employee salary reduction contributions) and payments have been timely made to or on behalf of each such Employee Benefit Plan that is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date that are not yet due have been made to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of CH and its ERISA Affiliates. All premiums or other payments have been timely paid with respect to each such Employee Benefit Plan that is an Employee Welfare Benefit Plan.

(D)                       Each such Employee Benefit Plan that is intended to meet the requirements of a “qualified plan” under Code §401(a) has received a determination from the Internal Revenue Service that such Employee Benefit Plan is so qualified, and nothing has occurred since the issuance of such letter which could reasonably be expected to cause any such Employee Benefit Plan or trust to fail to qualify under Section 401(a) or 501(a) of the Code.

(E)                         There have been no Prohibited Transactions with respect to any such Employee Benefit Plan. No Fiduciary has any liability for material breach of fiduciary duty or any other material failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to any Employee Benefit Plan or the assets of such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of the Sellers, threatened, including without limitation audits, inquiries or proceedings pending or threatened by the Internal Revenue Service or Department of Labor, or any other governmental body. Each Benefit Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to CH, its Subsidiaries, or any of its ERISA Affiliates (other than ordinary administration expenses). Neither CH, its Subsidiaries, or any ERISA Affiliate is subject to any penalty or tax with respect to any Employee Benefit Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code.

(F)                         Sellers have delivered to Buyer correct and complete copies of: (i) all documents embodying each Employee Benefit Plan and each Employee Agreement including (without limitation) all amendments thereto and all related

CONFIDENTIAL TREATMENT REQUESTED

trust documents, administrative service agreements, group annuity contracts, group insurance contracts, and policies pertaining to fiduciary liability insurance covering the fiduciaries for each Employee Benefit Plan; (ii) the most recent annual actuarial valuations, if any, prepared for each Employee Benefit Plan; (iii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Employee Benefit Plan; (iv) if the Employee Benefit Plan is funded, the most recent annual and periodic accounting of Employee Benefit Plan assets; (v) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Employee Benefit Plan; (vi) all IRS determination, opinion, notification and advisory letters, and all applications and correspondence to or from the IRS or the DOL with respect to any such application or letter; (vii) all communications material to any Employee or Employees relating to any Employee Benefit Plan and any proposed Employee Benefit Plans, in each case; relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to CH; (viii) all correspondence to or from any governmental agency relating to any Employee Benefit Plan; (ix) all COBRA forms and related notices (or such forms and notices as required under comparable law); and (x) the three (3) most recent plan years discrimination tests for each Employee Benefit Plan.

(ii)                           Neither CH, its Subsidiaries, or any ERISA Affiliate or Subsidiary has ever maintained, established, sponsored, participated in, or contributed to, any (i) Employee Pension Benefit Plan which is subject to Title IV of ERISA or Section 412 of the Code, (ii) Multiemployer Plan, (iii) “multiple employer plan” as defined in ER1SA or the Code, or (iv) a “funded welfare plan” within the meaning of Section 419 of the Code.

(iii)                        Neither CH, its Subsidiaries, or any ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to any self-insured plan that provides benefits to employees (including any such plan pursuant to which a stop-loss policy or contract applies).

(iv)                       Except as set forth in §4(u)(iv) of the Disclosure Schedule, no Employee Benefit Plan provides, or reflects or represents any liability to provide post-termination or retiree welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and neither CH, its Subsidiaries or any ERISA Affiliate or Subsidiary has ever represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with post-termination or retiree welfare benefits, except to the extent required by statute.

CONFIDENTIAL TREATMENT REQUESTED

(v)                                    Except as set forth in §4(u)(v) of the Disclosure Schedule, the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Employee Benefit Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

(vi)                                 No payment or benefit which will or may be made by CH, its Subsidiaries or its ERISA Affiliates with respect to any Employee or any other “disqualified individual” (as defined in Code Section 280G and the regulations thereunder) will be characterized as a “parachute payment,” within the meaning of Section 280G(b)(2) of the Code. There is no contract, agreement, plan or arrangement to which CH, its Subsidiaries, or any ER1SA Affiliates is a party or by which it is bound to compensate any Employee for excise taxes paid pursuant to Section 4999 of the Code.

(vii)                              Neither CH, its Subsidiaries, or any ERISA Affiliate currently, nor has it ever had the obligation to, maintain, establish, sponsor, participate in, or contribute to any International Employee Plan.

(viii)                           Neither CH nor any of its Subsidiaries sponsor or maintain a “nonqualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code).

(v)                   Guaranties. Except as set forth in §4(v) of the Disclosure Schedule, neither CH nor any of its Subsidiaries is a guarantor or otherwise is responsible for any liability or obligation (including indebtedness) of any other Person.

(w)                 Environmental, Health, and Safety Matters.

(i)                                        Each of CH, its Subsidiaries, and their respective predecessors and Affiliates have complied and are in compliance, in each case in all material respects, with all Environmental, Health, and Safety Requirements.

(ii)                                     Without limiting the generality of the foregoing, each of CH, its Subsidiaries, and their respective Affiliates have obtained, have complied, and are in compliance with, in each case in all material respects, all material permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of their current facilities and the operation of their business.

(iii)                                  CH and its Subsidiaries have not received any written notice, report or other information, and to the Knowledge of the Sellers, there are no actual or alleged material violation of any Environmental, Health, and Safety Requirements, or any material liabilities or potential material liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective

CONFIDENTIAL TREATMENT REQUESTED

obligations, relating to CH or its Subsidiaries or their facilities arising under Environmental, Health, and Safety Requirements.

(iv)                                 Neither CH nor any of its Subsidiaries, nor any of their respective predecessors or Affiliates have treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured, distributed, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) so as to give rise to any current or future material liabilities, including any material liability for fines, penalties, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorneys’ fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”) or the Solid Waste Disposal Act, as amended (“SWDA”) or any other Environmental, Health, and Safety Requirements.

(v)                                    Neither CH nor any of its Subsidiaries, nor their respective predecessors or Affiliates has designed, manufactured, sold, marketed, installed, or distributed products or other items containing asbestos and none of such entities is or will become subject to any Asbestos Liabilities.

(vi)                                 Sellers, CH, and its Subsidiaries have furnished to Buyer all environmental audits, reports and other material environmental documents relating to CH’s or its Subsidiaries’, past or current properties, facilities, or operations that are in their possession or under their reasonable control.

(x)                     Business Continuity. Except as set forth in §4(x) of the Disclosure Schedule, none of the computer software, computer hardware (whether general or special purpose), telecommunications capabilities (including all voice, data and video networks) and other similar or related items of automated, computerized, and/or software systems and any other networks or systems and related services that are used by or relied on by CH and/or its Subsidiaries in, or are necessary for, the conduct of their business (collectively, the “Systems”) have experienced bugs, failures, breakdowns, or continued substandard performance in the past twelve (12) months that has caused any material disruption or interruption in or to the use of any such Systems by CH or its Subsidiaries or any customer or user thereof. Each of CH and its Subsidiaries are covered by business interruption insurance in scope and amount customary and reasonable to ensure the ongoing business operations of CH’s and its Subsidiaries’ business.

(y)                   Certain Business Relationships with CH and Its Subsidiaries. Except as set forth in §4(y) of the Disclosure Schedule, none of the Sellers and their Affiliates has been involved in any material business arrangement or relationship with CH or any of its Subsidiaries and none of Sellers and their Affiliates owns any material asset, tangible or intangible, that is used in the business of CH and any of its Subsidiaries.

(z)                     Customers. Neither CH nor any of its Subsidiaries has any outstanding material dispute concerning its goods and/or services with any customer who, in the year ended

CONFIDENTIAL TREATMENT REQUESTED

December 31, 2005 or through the Most Recent Financial Statements, was one of the 10 largest sources of revenue for CH and its Subsidiaries taken as a whole, based on amounts paid or payable (each, a “Significant Customer”). Each Significant Customer is listed on §4(z) of the Disclosure Schedule. Neither Sellers, CH nor any of its Subsidiaries has received any information from any Significant Customer that such customer will not continue as a customer of CH or its Subsidiaries after the Closing or that any such customer intends to terminate or materially modify existing Contracts with CH or its Subsidiaries or reduce the amount paid to CH or its Subsidiaries for products and services.

(aa)                               Suppliers. Neither CH nor any of its Subsidiaries has any outstanding material dispute concerning goods and/or services provided by any supplier who, in the year ended December 31, 2005 or through the Most Recent Financial Statements, was one of the 10 largest suppliers of goods and/or services to Company, based on amounts paid or payable (each, a “Significant Supplier”). Each Significant Supplier is listed on §4(aa) of the Disclosure Schedule. Neither CH nor any of its Subsidiaries has received any notice of termination or interruption of any existing agreement with any Significant Supplier. CH and its Subsidiaries have access, on commercially reasonable terms, to all goods and services reasonably necessary to carry on the business of CH and its Subsidiaries as currently conducted or as expected to be conducted, and to the Knowledge of the Sellers, there is no reason why it will not continue to have such access on commercially reasonable terms.

(bb)                             Privacy. Neither CH nor any of its Subsidiaries has collected any personally identifiable information from any third parties in violation of applicable laws. CH and its Subsidiaries have complied with applicable laws and their respective internal privacy policies relating to (a) the privacy of users of their products and services and all Internet websites owned, maintained or operated by CH or any of its Subsidiaries, and (b) the collection, storage and transfer of any personally identifiable information collected by CH, any of its Subsidiaries or by third parties having authorized access to the records of CH or any of its Subsidiaries. Copies of all current and prior privacy policies of CH and its Subsidiaries have been provided to Buyer.

(cc)                               Books and Records. The books, records and accounts of CH and its Subsidiaries (a) are true and complete in all material respects, (b) have been maintained in accordance with applicable law and reasonable business practices on a basis consistent with prior years, (c) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets and properties of CH and such Subsidiaries, and (d) accurately and fairly reflect the basis for the Financial Statements. CH and its Subsidiaries have devised and maintained a system of internal accounting controls sufficient to provide reasonable assurances that (a) transactions are executed in accordance with management’s general or specific authorization, (b) transactions are recorded as necessary (i) to permit preparation of financial statements in conformity with GAAP and (ii) to maintain accountability for assets, and (c) the amount recorded for assets on the books and records of CH and its Subsidiaries are compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

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(dd)                             Bank Accounts. §4(dd) of the Disclosure Schedule sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which CH and its Subsidiaries maintain accounts of any nature and the names of all persons authorized to draw thereon or make withdrawals therefrom.

(ee)                               Disclosure. To the Knowledge of Sellers, CH or any of its Subsidiaries, neither this Agreement nor any other documents or certificates delivered in connection herewith, when taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

(ff)                                   Seller Agreements. §4(ff) of the Disclosure Schedule sets forth all agreements between any of the Sellers, or their Affiliates, relating to CH or any of its Subsidiaries or the transaction contemplated hereby.

§5.                                   Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

(a)                                     General. Each of the Parties will use his or its reasonable best efforts to take all actions and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the Closing conditions set forth in §7 below). Buyer shall diligently pursue its contemplated capital financing through the sale of its preferred stock for the purposes of raising capital to redeem the Sellers’ Notes (the “Next Financing”). Sellers agree to vote their membership interests to approve this Agreement and the transactions contemplated hereby and to cause CH and its Subsidiaries to take all actions and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the Closing conditions set forth in §7 below).

(b)                                    Notices and Consents. Sellers shall cause each of CH and its Subsidiaries to give any notices to third parties, and shall cause each of CH and its Subsidiaries to use their reasonable best efforts to obtain any third party consents. Each of the Parties will (and Sellers will cause each of CH and its Subsidiaries to) give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in §3(a)(ii), §3(b)(ii), §3(c)(i) and §4(c) above.

(c)                                     Operation of Business. Sellers will cause CH and its Subsidiaries to continue to conduct its affairs in the Ordinary Course of Business, consistent with past practice, and, to the extent consistent therewith, will use all reasonable efforts to carry on and preserve intact its current business organization, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others with whom CH or any of its Subsidiaries have contractual or other commercial relations in substantially the same manner as they have immediately prior to the date hereof. Without limiting the foregoing and except for those transactions set forth on §5(c) of the Disclosure

CONFIDENTIAL TREATMENT REQUESTED

Schedule (which will not be entered into in bad faith and for which Buyer shall be provided with prior notice and a copy thereof) prior to the Closing, CH and its Subsidiaries will not, without the prior written consent of the Buyer, enter into any transaction or Contract, make any payment or take any action outside of the Ordinary Course of Business, consistent with past practice, including

(i)                                        incur any liability as guarantor or surety with respect to any obligation except for the endorsement of checks and other negotiable instruments in the Ordinary Course of Business, consistent with past practice, which are not material in amount and are less than $25,000;

(ii)                                     incur any liability other than in the Ordinary Course of Business, consistent with past practice, or incur any indebtedness for borrowed money;

(iii)                                  make any loan, advance or capital contribution to, or invest in, any Person other than travel loans or advances made in the Ordinary Course of Business, consistent with past practice, and which are not material in amount (which expenses will be documented by receipts for the claimed amounts in accordance with past practice);

(iv)                                 place any Lien on any of its properties or grant any Lien with respect to any of its assets other than in the Ordinary Course of Business, consistent with past practice, and to an extent which is not material;

(v)                                    purchase, license, sell or otherwise dispose of, or enter into any contract for the purchase, license, sale or other disposition of, any assets or properties other than purchases of raw materials and sales of inventory in the Ordinary Course of Business, consistent with past practice, pursuant to agreements existing on the date hereof and disclosed on the Disclosure Schedule;

(vi)                                 declare, set aside or pay any dividend on, or make any other distribution in respect of, its capital stock or membership interests (other than tax distributions made in the Ordinary Course of Business not to exceed $25,000 in the aggregate), split, combine or recapitalize its membership interests or directly or indirectly redeem, purchase or otherwise acquire its membership interests;

(vii)                              incur any liability to any of its directors, officers, members or shareholders;

(viii)                           defer the payment of any accounts payable other than in the Ordinary Course of Business, consistent with past practice, or in an amount which is material, or provide any discount, accommodation or other concession other than in the Ordinary Course of Business, in order to accelerate or induce the collection of any receivable;

(ix)                                   change accounting methods or policies or revalue, write off or write up the value of any inventory, accounts receivable or other assets;

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(x)                                      waive or release any material right or claim;

(xi)                                   except for the transaction contemplated herein, merge, consolidate or reorganize with, or acquire, any Person;

(xii)                                agree to any audit assessment by any Tax authority or file any Return unless a copy of such Return has first been delivered to Buyer for its review at a reasonable time prior to filing;

(xiii)                             change any insurance coverage or issue any certificates of insurance;

(xiv)                            commence a lawsuit;

(xv)                               grant any severance or termination pay (cash, equity or otherwise) to any officer or employee, except pursuant to written agreements outstanding, or policies existing, on the date hereof and as previously disclosed in writing to Buyer, or adopt any new severance plan, or amend or modify or alter in any respect any severance plan, agreement or arrangement existing on the date hereof;

(xvi)                            adopt or amend any employee benefit plan, policy or arrangement, or employee equity option plan, or enter into any employment contract or collective bargaining agreement, pay any special bonus or special remuneration (cash, equity or otherwise) to any director or employee, or increase the salaries or wage rates or fringe benefits (cash, equity or otherwise) (including rights to severance or indemnification) of its directors, officers, employees or consultants;

(xvii)                         waive any repurchase rights, accelerate, amend or change the period of exercisability of options, or reprice options granted under any employee, consultant, director or other equity plans or authorize cash payments in exchange for any options or similar rights granted under any of such plans; or

(xviii)                      agree, or enter into any negotiations, discussions or agreement, to do any of the things described in the preceding clauses 5(c)(i) through 5(c)(xii).

(d)                   Preservation of Business. Sellers will cause each of CH and its Subsidiaries to keep their business and properties substantially intact in similar condition as of the date hereof, including their present operations, physical facilities, working conditions, insurance policies, and relationships with lessors, licensors, suppliers, customers, and employees.

(e)                    Full Access. Sellers will cause CH and each of its Subsidiaries to permit representatives of Buyer (including legal counsel and accountants) to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of CH and its Subsidiaries, to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to CH and each of its Subsidiaries. Buyer will treat and hold as such any Confidential Information it receives from any of Sellers, CH, and

CONFIDENTIAL TREATMENT REQUESTED

its Subsidiaries in the course of the reviews contemplated by this §5(e), will not use any of the Confidential Information except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, will return to Sellers, CH, and its Subsidiaries all tangible embodiments (and all copies) of the Confidential Information that are in its possession.

(f)                      Notice of Developments. Each Party will give prompt written notice to the others of any material adverse development causing a breach of any of his or its own representations and warranties in §3 or §4 above. No disclosure by any Party pursuant to this §5(f), however, shall be deemed to amend or supplement Annex I, Annex II, or the Disclosure Schedule or to prevent or cure any misrepresentation or breach of warranty.

(g)                   Maintenance of Leased Real Property. Sellers will cause each of CH and of its Subsidiaries to maintain the Leased Real Property, including any improvements in substantially the same condition as existed on the date of this Agreement, ordinary wear and tear excepted, and shall not demolish or remove any of the existing improvements, or erect new improvements on the Real Property or any portion thereof, without the prior written consent of Buyer.

(h)                   Leases. Sellers will not cause or permit any Lease to be amended, modified, extended, renewed or terminated, nor shall CH or its Subsidiaries enter into any new lease, sublease, license or other agreement for the use or occupancy of any Leased Real Property outside the Ordinary Course of Business, without the prior written consent of Buyer.

(i)                       Tax Matters. Without the prior written consent of Buyer, neither tego, nor CH and any of its Subsidiaries shall make or change any election, change an annual accounting period, adopt or change any accounting method, file any Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to tego, CH or any of its Subsidiaries, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to tego, CH or any of its Subsidiaries, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax.

(j)                       Employee Equity Plan. Immediately prior to or at the Closing, Sellers shall cause CH to re-acquire and terminate all outstanding CH Options pursuant to the transactions contemplated by the Redemption Agreements, in from substantially similar to the Form of Redemption Agreement attached hereto as Exhibit 5(j), executed between Seller and each holder of CH Options.

(k)                    Termination of Certain Benefit Plans. Effective no later than the day immediately preceding the Closing Date, CH and its ERISA Affiliates and Subsidiaries, as applicable, shall each terminate any and all group severance, separation or salary continuation plans, programs or arrangements and any and all plans intended to include a Code Section 401(k) arrangement (unless Buyer provides written notice to Sellers that such 401(k) plans shall not be terminated) (collectively, “CH Terminating Plans”). Unless Buyer provides such written notice to the Sellers, no later than three business days prior to the Closing Date, the Sellers shall provide Buyer with evidence that such CH Terminating Plan(s) have been terminated (effective as of the

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day immediately preceding the Closing Date) pursuant to resolutions of the CH’s managers. The form and substance of such resolutions shall be subject to review and approval of Buyer. CH also shall take such other actions in furtherance of terminating such CH Terminating Plan(s) as Buyer may reasonably require.

(l)                       Employment Agreements. Buyer shall identify those employees of CH or its Subsidiaries with whom Buyer will require either continued employment with or subsequent consulting services to Buyer following the Closing (the “Required Employees”), but in no event later than May 15, 2006 (or, if sooner, ten (10) days prior to the Closing Date). The terms of such Required Employees continued employment or consultation will be pursuant to mutually agreed upon employment or consulting agreements containing compensation terms (i.e., salary or consulting fees, bonus, severance, as applicable) which are substantially similar to those in which the Required Employees are currently employed (the “Employment Agreements”). The Employment Agreements shall contain non-compete and non-solicitation arrangements to the extent the existing employment agreements with such Required Employees contain such covenants.

(m)                 Airport Concessionaire Contracts. Sellers shall cooperate, in good faith, with all reasonable requests of Buyer in informing each of the third-parties to the Airport Concessionaire Contracts of this Agreement and the transactions contemplated hereby. Such reasonable requests shall include the Sellers’ and the Buyer’s direct contact and in person meetings with such third parties.

(n)                   Payment of Liabilities. Sellers shall cause CH to repay the NYTP Indebtedness, prior to Closing; provided, however, if such payments will leave CH with a negative cash balance, the Cash Consideration to be paid at Closing will be reduced on a dollar-for-dollar basis by an amount equal to such shortfall and the amount of the shortfall shall be contributed by the Buyer to CH on the date of the Closing.

(o)                   Contract Consents and Approvals. Buyer shall cooperate with Sellers and their counsel in order to assist Sellers’ in obtaining any consents and/or approvals to the transactions contemplated under this Agreement which are required under the terms of the Airport Concessionaire Contracts or any other contracts to which CH or its Subsidiaries are a party which are necessary for the continued operation of the business of CH and its Subsidiaries after the Closing (the “Operating Contracts”). Sellers shall use best efforts to obtain and deliver to Buyer all such consents and approvals. Buyer agrees to reasonably provide any financial data and any other reasonable information relating to the Buyer and shall take all reasonable actions requested by the Sellers in order for Sellers to obtain such consents. Notwithstanding anything contained in this Agreement to the contrary, in the event the only condition precedent to Buyer’s obligations to close the transactions contemplated hereunder that remains unsatisfied is the failure to receive all required approvals and/or consents for only one Operating Contract (the “Uneonsented Operating Contract,” with such required consents and/or approvals the “Required Consent”), then Requisite Sellers can cause the Buyer to consummate the transactions contemplated hereunder, provided, however, that in such case the Debt Consideration to be paid

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by the Buyer to the Sellers (and each Seller’s Allocable Portion thereof) at such Closing shall be reduced by [*] in the aggregate and the Initial Equity Consideration (and each Seller’s Allocable Portion thereof) will be reduced by the number of shares which represent [*] of the fully-diluted shares of the Buyer, calculated using the treasury method with respect to outstanding options to acquire Common Stock of Buyer immediately following the Closing (such Closing, the “Reduced Closing”); provided, further, that such Subsidiary, which is a party to the Unconsented Operating Contract (i) has no other assets except those assets held by such Subsidiary as of the date hereof and which assets are necessary to perform such Subsidiary’s obligations under such Unconsented Operating Contract, (ii) no assets of tego, CH, or any of its Subsidiaries shall have been transferred to such Subsidiary after the date hereof, without the consent of the Buyer which consent shall not be unreasonably withheld, and (iii) such Subsidiary’s assets are not adversely effected. In the event that any transactions which are effected in order to cause the Buyer to consummate the transactions contemplated by this Agreement without obtaining an ownership interest in the Subsidiary which is a party to such Unconsented Operating Contract results in the recognition of any income or gain for Tax purposes by tego, after taking into account tego’s net operating losses, the Debt Consideration to be paid by the Buyer to CG at the Closing shall be further reduced by the amount of the taxes attributable to such recognized income or gain.

(p)                   No Shop. Until termination of this Agreement pursuant to §10, neither the Sellers nor any of their Affiliates or any representative acting on their behalf will directly or indirectly solicit, encourage, or provide any information to, or participate in any discussions or negotiations or enter any agreement with, any corporation, entity or person other than Buyer concerning any acquisition of all or substantially all of the membership interests or assets of CH or any of its Affiliates or any merger of CH or any of its Affiliates or any sale of any material assets or any sale of any securities of CH or any of its Affiliates. The Sellers and all of their Affiliates and representatives shall immediately cease from and terminate all such current solicitations, encouragings, providing of information, discussions, negotiations, or agreements. In addition, the Sellers will promptly notify Buyer of any inquiries by any third party with respect to any such transactions, including the identity of the inquiring third party. If any of the Sellers becomes involved in any such discussions, Sellers will promptly notify the Buyer of such discussions and shall provide reasonable detail thereof.

(q)                   Section 751. If requested by the Buyer prior to the Closing, the Buyer and Sellers shall cooperate to determine the portion of the Allocable Portion of each of CCLP and Beatty which is allocable to the assets of CH that are described in Sections 751(a)(1) and (2) of the Code, and each of the parties hereto agrees to act in accordance with such allocation for all Tax purposes; unless otherwise required by applicable law.

(r)                      Buyer’s Indebtedness. For so long as the Sellers’ Notes are outstanding, Buyer shall not, without the prior written consent of CG, incur Indebtedness other than Permitted Indebtedness.

*              CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

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§6.                  Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing:

(a)                    General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under §8 below). After the Closing Buyer will be entitled to possession of all documents, books, records (including tax records), agreements, and financial data of any sort relating to tego, CH and its Subsidiaries.

(b)                   Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, bearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving tego, CH or any of its Subsidiaries, each of the other Parties shall cooperate with him or it and his or its counsel in the defense or contest, make available his or its personnel, and provide such testimony and access to his or its books and records as shall be necessary in connection with the defense or contest, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefore under §8 below).

(c)                    Transition. CH nor any of its Subsidiaries shall take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of CH or any of its Subsidiaries from maintaining the same business relationships with CH and its Subsidiaries after the Closing as it maintained with CH and its Subsidiaries prior to the Closing.

(d)                   Confidentiality. Each Seller will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to Buyer or destroy, at the request and option of Buyer, all tangible embodiments (and all copies) of the Confidential Information that are in his or its possession. In the event that any Seller is requested or required pursuant to oral or written question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process to disclose any Confidential Information, that Seller will notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this §6(d). If, in the absence of a protective order or the receipt of a waiver hereunder, any Seller is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, that Seller may disclose the Confidential Information to the tribunal; provided, however, that the disclosing Seller shall use his or its reasonable best efforts to obtain, at the reasonable request of Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Buyer shall designate.

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(e)                    Post-Closing Adjustment Relating to Excess Working Capital. Within 60 days following the Closing, Jonathan Charak (or a mutually agreeable substitute to the Buyer and the Sellers’ Representative) with help of the Buyer, shall prepare and deliver to Buyer and Joseph McInerney (the “Sellers’ Representative”) an unaudited statement of working capital of CH and its Subsidiaries as of the Closing (the “Working Capital Statement”) computed as set forth on §6(e) of the Disclosure Schedule setting forth the working capital of CH and its subsidiaries as of the Closing Date (“Closing Date Working Capital”). Buyer and the Sellers’ Representative shall review the Working Capital Statement. In the event that either the Buyer or the Sellers’ Representative dispute the accuracy of the Working Capital Statement and such dispute cannot be resolved within a sixty (60) day period following the delivery of the Working Capital Statement to the Buyer and the Sellers’ Representative, Buyer and Sellers’ Representative shall submit such dispute for final resolution to an independent certified public accounting firm of national reputation as may be agreed upon by Buyer and the Sellers’ Representative or, in the absence of such agreement, as may be selected by Buyer’s independent certified public accountants and an independent certified public accounting firm designated by the Sellers’ Representative. Each party shall, within ten (10) business days after submission of such dispute, deliver to such accounting firm the information such party wishes to have considered by such accounting firm in making its determination. Such accounting firm shall complete its determination and resolution of any dispute and deliver notice thereof to Buyer and the Sellers’ Representative within thirty (30) business days after submission of such dispute to the firm. The determination and resolution of any such dispute by such accounting firm shall be binding and conclusive on the Parties for all purposes hereunder. Each Party shall bear its own expenses incurred in connection with the resolution of any such dispute. The fees and expenses of the accounting firm shall be split evenly between the Sellers (each Seller shall pay its portion of such fees to be paid by Sellers) and the Buyer. If the Closing Date Working Capital is greater than $0.00, Buyer shall promptly pay the excess amount as additional Cash Consideration to each of the Sellers based on such Seller’s Allocable Portion. In the event that the Closing Date Working Capital is less than $0.00, the amount of such difference shall constitute damages, which shall be deducted from the principal amount of the Sellers’ Notes issued by Buyer based upon the principal amount of the Sellers’ Notes payable to each Seller without taking the Buyer Indemnity Threshold into account.

(f)                      Post-Closing Contract Consents and Approvals. Buyer shall continue to cooperate with Sellers and their counsel in order to assist Sellers’ in obtaining all Required Consents if such Required Consents were not received at the Closing. If such Required Consents were not received at the Closing, Sellers shall cause Buyer’s Vice President of Finance shall be appointed the Chief Financial Officer of the Subsidiary which is a party to such Unconsented Operating Contract until December 31, 2006, and shall have the sole check writing and cash disbursement authority for such Subsidiary. Until December 31, 2006, such Subsidiary shall not incur any liability other than in the Ordinary Course of Business. Sellers shall use best efforts to obtain and deliver to Buyer all Required Consents. Buyer agrees to reasonably provide any additional financial data and any other reasonable information relating to the Buyer and shall take all reasonable actions requested by the Sellers in order for Sellers to obtain such consents and approvals after the Closing. If there has been a Reduced Closing and if, after the Closing but

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prior to December 31, 2006, (i) Sellers and their Subsidiaries have complied with the terms hereof and (ii) (a) all Required Consents are obtained or (b) the Buyer and the Sellers negotiate an agreement which would permit the Buyer to obtain an indirect ownership interest or the full economic benefit of the operations of the Subsidiary of CH that is a party to the Unconsented Operating Contract, then the Sellers shall be entitled to receive their Allocable Portion of such Debt Consideration and Initial Equity Consideration which was withheld at Closing in accordance with §5(o) hereof.

(g)                   Discharge of tego Liabilities. Buyer shall pay on behalf of or cause tego to pay any of its liabilities as identified on the Disclosure Schedules attached hereto to the extent such liabilities are not discharge prior. to the Closing.

(h)                   Buyer’s Next Financing. In the event the Next Financing has not occurred prior to the Closing, Buyer shall diligently pursue the Next Financing after the Closing. Upon the consummation of the Next Financing, the Buyer shall issue to the Sellers their Allocable Portion of such additional number of shares of Common Stock of the Buyer pursuant to the RSPA, that, collectively with all Equity Consideration, shall equal [*] of the then fully-diluted shares of the Buyer as of receipt of the first [*] in proceeds from the Next Financing (or [*] if the Initial Equity Consideration is reduced in accordance with §5(o) hereof and not thereafter increased pursuant to §6(f)), calculated using the treasury method with respect to outstanding options to acquire Common Stock of Buyer immediately following the closing of the Next Financing (the “Next Financing Equity Consideration”).

(i)                       Buyer’s Indebtedness. For so long as the Sellers’ Notes are outstanding, Buyer shall not, without the prior written consent of CG, incur Indebtedness other than Permitted Indebtedness.

(j)                       General. Each of the Sellers hereby agrees not to take any action that results in or is reasonably likely to result in interference with or breach of any of the material agreements of CH or its Subsidiaries which are described on the Disclosure Schedules attached hereto that are effective as of the Closing.

(k)                    Notification of Changes in Management. Buyer shall notify those applicable governmental and tax bodies specified by Beatty in writing and delivered to Buyer within thirty (30) days of the Closing Date, the resignation of Beatty and other officers of tego, CH and its Subsidiaries, and that Beatty and such other officers are no longer responsible for any obligations of tego, CH or its Subsidiaries.

(l)                       Non-Compete. Given the Sellers long-standing and extremely strong presence in the wireless communications business in airports and related facilities, the following is deemed critical to Buyer’s decision to proceed with this transaction. Commencing on the date of Closing and continuing for a period of one (1) year thereafter (the “Effective Period”), each Seller, or its Affiliates, shall not engage, directly or indirectly, whether on its own account or as a stockholder, partner, joint venture, and/or agent, of any person, firm, corporation or other entity, in any or all of the following activities in any of the airports or other locations in which Seller, or

*                                         CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

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its Affiliates, has been doing business prior to the date of this Agreement and throughout the remainder of the United States and the world: (i) enter into or engage in any activity in or in support of the wireless communications area; (ii) solicit customers or business patronage which results in competition with Buyer or any of its Affiliates in or in support of the wireless communications area; or (iii) promote or assist, financially or otherwise, any person, firm, association, corporation or other entity engaged in any activity in or in support of the wireless communications area. Without limitation, the parties agree and intend that the covenants contained in this Section §6(1) shall be deemed to be a series of separate covenants and agreements, one for each and every county of each state and each political subdivision of the United States and each other nation to which this Agreement is applicable. If, in any judicial proceeding, a court shall refuse to enforce in such action any or all of the separate covenants deemed included herein, then at the option of the Buyer, unenforceable covenants shall be deemed modified or eliminated from the provisions hereof for the purpose of such proceeding to the minimum extent necessary to permit the remaining separate covenants to be enforced in such a proceeding to the maximum possible extent. Each Seller agrees that it will not at any time during the Effective Period disrupt, damage, impair or interfere with the business of the Buyer, whether through negative statements; disrupting relationship with employees, customers, potential customers, agents, representatives or vendors; or otherwise. The foregoing shall not apply with respect to any Subsidiary which is a party to an Unconsented Operating Contract unless either an event described in §6(f)(ii)(a) or (b) shall have occurred.

§7.                  Conditions to Obligation to Close.

(a)                    Conditions to Buyer’s Obligation. Buyer’s obligation to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i)                                        the representations and warranties set forth in §3(a), §3(b), §3(c) and §4 above shall be shall have been true and correct on the date of this Agreement and shall continue to be true and correct as of the Closing Date, except, as to the Closing Date, to the extent that such representations and warranties are qualified by the term “material,” or contains terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case such representations and warranties (as so written, including the term “material” or “Material”) shall be true and correct in all respects at and as of the Closing Date;

(ii)                                     Sellers shall have performed and complied with all of their covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case Sellers shall have performed and complied with all of such covenants (as so written, including the term “material” or “Material”) in all respects through the Closing;

(iii)                                  Sellers shall have delivered to Buyer a certificate to the effect that each of the conditions specified above in §7(a)(i)-(ii) is satisfied in all respects;

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(iv)                                 There shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

(v)                                    Sellers, CH and its Subsidiaries shall have received all other authorizations, consents, and approvals of governments and governmental agencies referred to in §3(a)(ii), §3(b)(ii), and §4(c) above;

(vi)                                 Buyer shall have received from counsel to Sellers an opinion in form and substance as set forth in Exhibit 7(a)(vi) attached hereto, addressed to Buyer, and dated as of the Closing Date;

(vii)                              Buyer shall have received the resignations, effective as of the Closing, of each director, officer and manager, as may be applicable, of tego, CH and its Subsidiaries;

(viii)                           No damage or destruction or other change has occurred with respect to any of the Leased Real Property or any portion thereof that, individually or in the aggregate, would materially impair the use or occupancy of the Leased Real Property or the operation of the business of CH and its Subsidiaries;

(ix)                                   Sellers shall have delivered to Buyer copies of the certificate of incorporation or formation, as applicable, of tego, CH and its Subsidiaries certified on or soon before the Closing Date by the Secretary of State (or comparable officer) of the jurisdiction of each such Person’s incorporation or formation;

(x)                                      Sellers shall have delivered to Buyer copies of the certificate of good standing or existence of tego, CH and each of its Subsidiaries issued on or soon before the Closing Date by the Secretary of State (or comparable officer) of the jurisdiction of each such Person’s organization or formation;

(xi)                                   Sellers shall have delivered to Buyer a certificate of the manager, secretary or principal officer of tego, CH and each of its Subsidiaries, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, as to: (i) no amendments to the certificate of incorporation or formation of tego, CH or each of its Subsidiaries since the date specified in clause (xiii) above; (ii) the bylaws or operating agreement, as applicable, of tego, CH or each of its Subsidiaries; (iii) appropriate resolutions of CG or CCLP authorizing the execution, delivery, and performance of this Agreement and the transactions contemplated hereby; and (iv) incumbency and signatures of the officers, managers and authorized persons of tego, CG and CCLP executing this Agreement or any other agreement contemplated by this Agreement;

(xii)                                Sellers shall have delivered to Buyer certificates in form reasonably satisfactory to Buyer certifying that none of the Sellers is a “foreign person” within the meaning of Section 1445 of the Code;

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(xiii)                             Sellers shall have delivered to Buyer evidence, reasonably satisfactory to Buyer, as to the termination of the CH Terminating Plans referred to in Section 5(k) of this Agreement;

(xiv)                            Buyer shall have entered into Employment Agreements with the Required Employees; provided, however, the failure to reach Employment Agreements with Required Employees shall not be a basis for Buyer to terminate this Agreement and the Buyer shall remain obligated to close the transactions contemplated hereunder so long as all such other Conditions for Closing set forth herein have been satisfied if the terms of the proposed Employment Agreements require working conditions (or locations) which are substantially different from those to which the Required Employees are subject to on the date hereof;

(xv)                               Each of the Sellers shall have executed the RSPA;

(xvi)                            There shall have been a renewal or extension of the Minneapolis Contract either pursuant to its terms or as reasonably satisfactory to Buyer;

(xvii)                         There shall not have occurred a Material Adverse Effect;

(xviii)                      Arrangements have been made to pay the tego Liabilities;

(xix)                              The NYTP Indebtedness, the Beatty Agreement Payment and the obligations with respect to the redemption of the CH Options shall have been paid;

(xx)                                 Each of the Sellers shall have executed a General Release and Indemnification Agreement, a form of which is attached hereto as Exhibit D; and

(xxi)                              Tego shall have no interest or liabilities as general partner in the general partner of CCLP and, to the reasonable satisfaction of Buyer, tego shall have no liabilities immediately after the payment of the Purchase Price, including without limitation, Tax liabilities.

Buyer may waive any condition specified in this §7(a) if it executes a writing so stating at or prior to the Closing.

(b)                   Conditions to Sellers’ Obligation. Sellers’ obligation to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

(i)                                        The representations and warranties set forth in §3(d) above shall have been true and correct on the date of this Agreement and shall continue to be true and correct as of the Closing Date, except, as to the Closing Date, to the extent that such representations and warranties are qualified by the term “material,” or contains terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case such

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representations and warranties (as so written, including the term “material” or “Material”) shall be true and correct in all respects at and as of the Closing Date;

(ii)                                     Buyer shall have performed and complied with all of its covenants hereunder in all material respects, through the Closing, except to the extent that such covenants are qualified by terms such as “material” and “Material Adverse Effect” or “Material Adverse Change” in which case Buyer shall have performed and complied with all of such covenants (as so written, including the term “material” or “Material”) in all respects through the Closing;

(iii)                                  Buyer shall have delivered to Sellers a certificate to the effect that each of the conditions specified above in §7(b)(i)-(ii) is satisfied in all respects;

(iv)                                 There shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement; and

(v)                                    Sellers shall have received from counsel to Buyer an opinion in form and substance as set forth in Exhibit 7(b)(v) attached hereto, addressed to Sellers, and dated as of the Closing Date;

(vi)                                 To the extent that the Buyer has incurred Senior Indebtedness prior to the Closing, the Sellers, the Buyer and each of the Senior Lenders have entered into a Senior Indebtedness Subordination Agreement.

(vii)                              Buyer shall have delivered to Sellers Representative copies of the certificate of incorporation Buyer, certified on or soon before the Closing Date by the Secretary of State (or comparable officer) of the jurisdiction of the Buyer’s incorporation;

(viii)                           Buyer shall have delivered to Sellers Representative copies of the certificate of good standing or existence of Buyer issued on or soon before the Closing Date by the Secretary of State (or comparable officer) of the jurisdiction of Buyer’s incorporation;

(ix)                                   Buyer shall have delivered to Sellers Representative a certificate of the secretary or principal officer of Buyer, dated the Closing Date, in form and substance reasonably satisfactory to Sellers Representative, as to: (i) no amendments to the certificate of incorporation Buyer since the date specified in clause (vii) above; (ii) the bylaws of Buyer (as amended as required herein); (iii) appropriate resolutions of the board of directors and/or shareholders of Buyer authorizing the execution, delivery, and performance of this Agreement and the transactions contemplated hereby; and (iv) incumbency and signatures of the officers of Buyer executing this Agreement or any other agreement contemplated by this Agreement;

CONFIDENTIAL TREATMENT REQUESTED

(x)                                      A duly adopted amendment to the Buyer’s by-laws which will prohibit Buyer from initiating insolvency, bankruptcy or similar proceedings without the prior written consent of a majority in interest of the holders of Common Stock including in such majority in interest all Sellers who own Common Stock for so long as the Sellers’ Notes are not paid in full; and

(xi)                                   To the extent that the Buyer has incurred Bridge Financing prior to the Closing, the Bridge Financing Lenders and the Buyer have entered into a Bridge Financing Subordination Agreement.

Sellers may waive any condition specified in this §7(b) on behalf of all Sellers if they execute a writing so stating at or prior to the Closing.

§8.                  Remedies for Breaches of This Agreement.

(a)                    Survival of Representations and Warranties. All of the representations and warranties of Sellers in §4 above shall survive the Closing hereunder and continue in full force and effect for a period of one (1) year thereafter; provided, however, that all of the representations and warranties of Sellers in §4(b), 4(e), 4(j), 4(l), and 4(w) shall survive until the expiration of the applicable statute of limitations (including extensions thereof). All of the representations and warranties of the Parties contained in §3 above and claims of fraud shall survive the Closing and continue in full force and effect forever thereafter (subject to any applicable statutes of limitations). Buyer shall deposit in escrow the Initial Equity Consideration and the Next Financing Equity Consideration (the “Escrow Fund”). The Escrow Fund shall be administered by a third party agent as designated by Buyer (the “Escrow Agent”) pursuant to an agreement reasonably satisfactory to the Buyer, Seller Representative and the Escrow Agent (the “Escrow Agreement”). The Escrow Fund shall be available to compensate Buyer and its Subsidiaries, officers, directors, agents and employees, and each Affiliate of Buyer (hereinafter referred to, together with their respective heirs, representative, successors and assigns), individually as an “Indemnified Person” and collectively as “Indemnified Persons” for any claims for indemnification as set forth in §8(b) hereof (collectively “Adverse Consequences”). The Escrow Fund shall terminate at 11:59 p.m. Pacific Standard Time on the two year anniversary of the Closing Date (the “Escrow Period”); provided, however, that any portion of the Escrow Fund that is necessary to satisfy any unsatisfied claims then outstanding shall remain in the Escrow Fund until such claims have been resolved (“Retained Escrow Funds”). Upon the end of the Escrow Period, the Escrow Agreement will terminate and the Escrow Agreement shall distribute the remaining shares in the Escrow Fund, less the Retained Escrow Funds to each of the Sellers based on such Seller’ Allocable Portion. For purposes of compensating Buyer for Adverse Consequence, the shares held in the Escrow fund shall be deemed to be worth the greater of (i) $X per share, where “X” shall equal $5,000,000 divided by the number of shares equal to Initial Equity Consideration plus the Next Financing Equity, assuming such shares were issued, (ii) the fair market value of such shares on a recognized securities exchange as reflected in trading, or (iii) as determined in good faith by the board of directors of Buyer.

CONFIDENTIAL TREATMENT REQUESTED

(b)                   Indemnification Provisions for Buyer’s Benefit. In the event any Seller breaches any of his or its representations, warranties, or covenants contained herein in this Agreement, and, provided that Buyer makes a written claim for indemnification against any Seller pursuant to §11 (h) below within the survival period under §8(a) above, then the Sellers shall indemnify Buyer or any officer, director and/or shareholders of the Buyer (collectively referred to as “Buyer Indemnified Persons”) from and against any Adverse Consequences any Buyer Indemnified Person shall suffer as result of such breach. Notwithstanding Sellers shall not be required to indemnify Buyer Indemnified Person, until such Buyer Indemnified Persons have suffered Adverse Consequences by reason of all such breaches in excess of $250,000 (the “Buyer Indemnity Threshold”) after which point Sellers will be obligated to indemnify such Buyer Indemnified Persons for all Adverse Consequences, and the Purchase Price will be an aggregate ceiling on the obligation of Sellers to indemnify Buyer from and against Adverse Consequences resulting from, arising out of, relating to, or caused by breaches of the representations, warranties, or covenants of Sellers contained in this Agreement. Notwithstanding the foregoing, the liability of Beatty for any and all Adverse Consequences as a result of a breach of the representations and warranties set forth in §4 hereof shall not exceed the Allocable Portion of the Purchase Price paid to or on behalf of Beatty.

(c)                    Indemnification Provisions for Sellers’ Benefit. In the event Buyer breaches any of its representations, warranties, and covenants contained herein, and provided that any Seller makes a written claim for indemnification against Buyer pursuant to §11(h) below, then Buyer shall indemnify each Seller and their respective officers, directors, members or partners (as applicable) or any Affiliate or Subsidiaries thereof (collectively referred to as “Seller Indemnified Persons”) from and against the entirety of any Adverse Consequences any Seller Indemnified Person shall suffer as a result of such breach. Notwithstanding Buyer shall not be required to indemnify Sellers Indemnified Persons until such Seller Indemnified Persons shall have suffered Adverse Consequences by reason of all such breaches in excess of $250,000 (the “Seller Indemnity Threshold”) after which point Buyer will be obligated to indemnify Seller Indemnified Persons for all Adverse Consequences, and the Purchase Price will be an aggregate ceiling on the obligation of Buyer to indemnify Sellers from and against Adverse Consequences resulting from, arising out of, relating to, or caused by breaches of the representations and warranties of Sellers contained in this Agreement.

(d)                   Matters Involving Third Parties. If any third party shall notify any Party (the “Indemnified Party”) with respect to any matter (a “Third-Party Claim”) which may give rise to a claim for indemnification against any other Party (the “Indemnified Party”) under this §8, then the Indemnified Party shall promptly (and in any event within 30 business days after receiving notice of the Third-Party Claim) notify each Indemnifying Party thereof in writing.

(ii)                                     Any Indemnifying Party will have the right at any time to assume and thereafter conduct the defense of the Third-Party Claim with counsel of his or its choice reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnifying Party must conduct the defense of the Third-Party Claim actively and

CONFIDENTIAL TREATMENT REQUESTED

diligently thereafter in order to preserve his or its rights in this regard; and provided further that the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third-Party Claim.

(iii)                                  So long as the Indemnifying Party has assumed and is conducting the defense of the Third-Party Claim in accordance with §8(d)(ii) above, the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld) unless the judgment or proposed settlement involves only the payment of money damages and does not impose an injunction or other equitable relief upon the Indemnified Party.

(iv)                                 Unless and until an Indemnifying Party assumes the defense of the Third-Party Claim as provided in §8(d)(ii) above, however, the Indemnified Party may defend against the Third-Party Claim in any manner he, she, or it may reasonably deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith) and the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim to the fullest extent provided in this §8.

(v)                                    In no event will the Indemnified Party consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of each of the Indemnifying Parties (not to be unreasonably withheld).

(e)                    Determination of Adverse Consequences. All indemnification payments under this §8 and §9 shall be paid by the Indemnifying Party net of any insurance coverage that is available to the Indemnified Party The Parties shall make appropriate adjustments for insurance coverage and take into account the time cost of money (using the prime rate as the discount rate) in determining Adverse Consequences for purposes of this §8.

(f)                      Exclusivity of Remedies. Except in the case of fraud or as otherwise set forth in this Agreement, after the Closing, the sole remedy of any party hereto with respect to indemnification claims for a breach of the representations and warranties of the parties contained in or made pursuant to this Agreement shall be monetary damages. Notwithstanding the foregoing, nothing contained in this §8 shall limit the ability of either of the parties to seek other legal or equitable relief for the breach of the covenants and other agreements set forth in this Agreement or any other agreement, document or instrument executed in connection herewith by either of the Parties hereto or their respective Affiliates, Subsidiaries, officers, directors, shareholders or partners, as applicable, employees, agents, successors and assigns, including, without limitations, set off rights against the Debt Consideration, the Initial Equity Consideration, and the Next Financing Equity Consideration; provided, however, no set-off shall occur until the parties agree Upon or a court of competent jurisdiction determines the amount of any such liability under §8 hereof.

CONFIDENTIAL TREATMENT REQUESTED

§9.                  Tax Matters. The following provisions shall govern the allocation of responsibility as between Buyer and Sellers for certain tax matters following the Closing Date:

(a)                    Tax Indemnification. Each Seller shall indemnify CH, its Subsidiaries, Buyer, and each Buyer Affiliate and hold them harmless from and against (i) all Taxes (or the non-payment thereof) of tego, CH and its Subsidiaries for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (“Pre-Closing Tax Period”) and (ii) any and all Taxes of any person (other than CH and its Subsidiaries) imposed on tego, CH or any of its Subsidiaries as a transferee or successor, by contract or pursuant to any law, rule or regulation, which Taxes relate to an event or transaction occurring before the Closing.

(b)                   Straddle Period. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Income Taxes for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, any transactions effected pursuant to this Agreement shall be deemed to occur prior to such closing of the books and the taxable period of any partnership or other pass-through entity in which CH or any of its Subsidiaries holds a beneficial interest shall be deemed to terminate at such time), and any amount of real or personal property Taxes or any similar ad valorem Taxes for the Pre-Closing Period shall be prorated between Buyer and CH or any of its Subsidiaries (as applicable) on a per diem basis.

The party required by law to pay any such Straddle Period Tax (the “Paying Party”) to the extent such payment exceeds the obligation of the Paying Party hereunder shall provide the other party (the “Non-Paying Party”) with proof of payment, and within ten (10) days of receipt of such proof of payment, the Non-Paying Party shall reimburse the Paying Party for the Non-Paying Party’s share of such Straddle Period Taxes. The party required by law to file a Return with respect to Straddle Period Taxes shall do so within the time period prescribed by law.

(c)                    Responsibility for Filing Tax Returns. Sellers shall prepare or cause to be prepared and file or cause to be filed all Income Tax Returns for CH and its Subsidiaries that are filed after the Closing Date with respect to taxable periods ending on or prior to the Closing Date (“Closing Date Return”). Sellers shall permit Buyer to review and consent to each such Closing Date Return described in the preceding sentence prior to filing (which consent shall not be unreasonably withheld, conditioned or delayed) and shall make such revisions to such Income Tax Returns as are reasonably requested by Buyer.

(d)                   Certain Deductions. Any deduction for payments to employees made by CH and its subsidiaries concurrently with or immediately prior to Closing shall be specifically allocated to Sellers on any Closing Date Return or any Income Tax Return including a Straddle Period.

(e)                    Refunds and Tax Benefits. Any Tax refunds that are received by Buyer or CH and its Subsidiaries, and any amounts credited against Tax to which Buyer or CH and its Subsidiaries become entitled, that relate to periods or portions thereof ending on or before the Closing Date shall be for the account of Sellers, and Buyer shall pay over to Sellers any such refund or the

CONFIDENTIAL TREATMENT REQUESTED

amount of any such credit within 15 days after receipt or entitlement thereto. In addition, to the extent that a claim for refund or a proceeding results in a payment or credit against Tax by a taxing authority to Buyer or CH and its Subsidiaries of any amount is accrued on the financial statements of CH and its Subsidiaries and is not taken into account with respect to any distribution under §2(c), Buyer shall pay such amount to Sellers within 15 days after receipt or entitlement thereto.

(f)                      Cooperation on Tax Matters.

(i)                                        Buyer, CH and its Subsidiaries and Sellers shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this §9 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. CH and its Subsidiaries and Sellers agree (A) to retain all books and records with respect to Tax matters pertinent to tego, CH and their Subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, tego, CH and their Subsidiaries or Sellers, as the case may be, shall allow the other Party to take possession of such books and records.

(ii)                                     Buyer and Sellers further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(g)                   Section 754. In the event Buyer notifies Sellers that it desires to cause CH to make an election under Section 754 of the Code (and the regulations promulgated thereunder) to adjust the tax basis of the property of CH (and any of its Subsidiaries) under Section 743(b) of the Code as a result of the purchases by Buyer of the CH Membership Interests from CCLP and Beatty, the Sellers hereby agree to cooperate with Buyer and to take any actions reasonably necessary to cause such election to be effective with respect to the taxable year of CH in which such purchases occur.

CONFIDENTIAL TREATMENT REQUESTED

§10.    Termination.

(a)       Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

(i)             Buyer and Requisite Sellers may terminate this Agreement by mutual written consent at any time prior to the Closing;

(ii)            Buyer may terminate this Agreement by giving written notice to Requisite Sellers at any time prior to the Closing in the event (A) any of Sellers has within the then previous ten (10) business days given Buyer any notice pursuant to §5(f) above and (B) the development that is the subject of the notice has had a Material Adverse Effect;

(iii)           Buyer may terminate this Agreement by giving written notice to Requisite Sellers at any time prior to the Closing (A) in the event any Seller has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Buyer has notified Requisite Sellers of the breach, and the breach has continued without cure for a period of fifteen (15) days after the notice of breach or (B) (x) if the Closing shall not have occurred on or before June 30, 2006, by reason of the failure of any condition precedent under §7(a) hereof other than §7(a)(v) as it shall relate to the failure to receive one Required Consent for an Operating Contracts (unless the failure results from Buyer itself breaching any representation, warranty, or covenant contained in this Agreement) and (y) Buyer shall have complied with and performed all actions required under §5 and 7(b) hereof; and

(iv)           Requisite Sellers may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing (A) in the event Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, any Seller has notified Buyer of the breach, and the breach has continued without cure for a period of fifteen (15) days after the notice of breach or (B) (x) if the Closing shall not have occurred on or before June 30, 2006, by reason of the failure of any condition precedent under §7(b) hereof (unless the failure results from any Seller breaching any representation, warranty, or covenant contained in this Agreement) and (y) Seller shall have complied with and performed all actions required under §5 and 7(a) hereof.

(b)      Effect of Termination. If any Party terminates this Agreement pursuant to §10(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach); provided, however, that the confidentiality provisions contained in §6(d) above shall survive termination.

§11.    Miscellaneous.

(a)       Nature of Sellers’ Obligations. The covenants of each Seller in §2(a) above concerning the sale of his or its CH Membership Interests to Buyer and the representations and

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warranties of each Seller in §4 above concerning CH and its Subsidiaries are joint and several obligations. The representations and warranties of CG in §3(a), CCLP in §3(b) and Beatty in §3(c) are individual and not joint and several obligations and any indemnification payments relating thereto are only the obligation of the party cause the breach of such representations and warranties.

(b)      Press Releases and Public Announcements. Sellers shall not issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of Buyer; provided, however, that any Seller may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing Seller will advise Buyer prior to making the disclosure).

(c)       No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

(d)      Entire Agreement. This Agreement (including the documents referred to herein), Non-Disclosure Agreement, dated July 28, 2005 (“NDA”) (and the Waiver and Acknowledgment deliver to Boingo as of March 7, 2006), constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof. Additionally, and notwithstanding anything to the contrary herein or in the NDA (as defined in §11(d)), Buyer shall be permitted to disclose and provide copies of, to potential investment of the Buyer or purchasers of its securities, Confidential Information (as defined in the NDA) of Sellers and any such disclosure shall not be a breach of the NDA.

(e)       Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of Buyer and Requisite Sellers; provided, however, that Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

(f)       Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(g)      Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

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(h)      Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) 1 business day after being sent to the recipient by reputable overnight courier service (charges prepaid), (iii) 1 business day after being sent to the recipient by facsimile transmission or electronic mail, or (iv) 4 business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to Sellers:	Cardinal Growth, L.P.	Copy to:	Gregory J. Perry
	311 South Wacker Drive		Pedersen & Houpt, P.C.
	Suite 5500		161 North Clark Street
	Chicago, Illinois 60606		Suite 3100
	Attn: Joseph McInerney		Chicago, Illinois 60601

If to Buyer:	Boingo Wireless, Inc.	Copy to:	Ilan Lovinsky
	1601 Cloverfield Blvd		Gunderson Dettmer
	Suite 570 South		11452 El Camino Real
	Santa Monica, California 90404		Suite 120
	Attn: David Hagan		San Diego, California 92130

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

(i)        Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(j)        Amendments and Waivers. No amendment of any provision, of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Requisite Sellers. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver, nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(k)       Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

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(l)        Expenses. Each of Buyer and Sellers will bear his or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

(m)      Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation.

(n)      Incorporation of Exhibits, Annexes, and Schedules. The Exhibits, Annexes, and Disclosure Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

[SIGNATURE PAGE FOLLOWS]

CONFIDENTIAL TREATMENT REQUESTED

IN WITNESS WHEREOF, the parties have caused this Amendment to Securities Purchase Agreement to be executed and delivered as of the date set forth above.

BOINGO WIRELESS, INC.

By:	/s/ David W. Hagan
Name:	David W. Hagan
Its:	Pres & CEO

CARDINAL GROWTH, L.P.

By:	Cardinal Growth, LLC, a Delaware limited liability company, sole General Partner

By:	Cardinal Growth Corp., an Illinois corporation, Manager

By:	/s/ Joseph McInerney
Name:	Joseph McInerney
Its:	President

CARDINAL-CONCOURSE, L.P.

By:	tego Communications, Inc., a Delaware Corporation

By:	/s/ Joseph McInerney
Name:	Joseph McInerney
Its:	Chief Executive Officer

/s/ Joseph Beatty
Joseph Beatty

Signature Page-Amendment to Securities Purchase Agreement